UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             MB SOFTWARE CORPORATION
              (Exact name o registrant as specified in its charter)

            Texas                           3842                 59-2220004
       (State Or Other         (Primary Standard Industrial     (IRS Employer
Jurisdiction Of Incorporation   Classification Code Number)  Identification No.)
       or Organization)

                                 777 Main Street
                                   Suite 3100
                             Fort Worth, Texas 76102
                               Ph: (817) 820-7080
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Scott A. Haire
                                 777 Main Street
                                   Suite 3100
                             Fort Worth, Texas 76102
                               Ph: (817) 820-7080
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With Copies To:

                              Colbert Johnston LLP
                       Attention: Robert J. Johnston, Esq.
                          6021 Morriss Road, Suite 101
                            Flower Mound, Texas 75028
                               Ph: (972) 724-3338
                               Fax: (972) 724-1922

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [ ]

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company;

    Large Accelerated filer [ ]                    Accelerated filer [ ]

    Non-accelerated filer [ ]                      Smaller reporting company [X]

                         CALCULATION OF REGISTRATION FEE

------------------------- ---------------------- ---------------------- ----------------------- ----------------------
  Title of each Class                              Proposed Maximum            Proposed
     of Securities            Amount to be          Offering Price        Maximum Aggregate           Amount of
    to be registered           Registered            per share (1)          Offering Price        Registration Fee
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

      Common Stock              3,993,104                $1.50                $5,989,656               $235.39
------------------------- ---------------------- ---------------------- ----------------------- ----------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS

                                    3,993,104

Shares of common stock of MB Software Corporation (par value $0.001 per share)

      This prospectus relates to the resale by certain selling shareholder identified in the section of this prospectus entitled "Selling Shareholder" on page 32 and their permitted transferees, from time to time of up to 3,993,104 shares of our common stock under this prospectus, issued as:

     -    86,207 shares issued by the Company in a private placement;

     - up to 1,500,000 shares to be issued upon the exercise of warrants, which were granted by the Company in a private placement;

     - up to 1,206,897 shares to be issued upon the conversion of notes issued by the Company in a private placement; and

     - up to 1,200,000 shares to be transferred upon the exercise of warrants, which were granted by H.E.B., LLC, a Nevada limited liability company and the Company's majority shareholder

      We are not offering or selling any of our common stock pursuant to this prospectus. We will not receive any proceeds from any sales made by the selling shareholder in this offering but we will pay the expense of this offering. We will, however, receive the proceeds from the exercise of the warrants and options issued to the selling shareholder if and when they are exercised.

      The selling shareholder may, but is not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We do not know when or in what amount the selling shareholder may offer shares for sale, including whether the selling shareholder will sell any or all of the shares offered by this Prospectus.

      Investing in our common stock involves risks. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      Our shares of common stock are traded on the NASD's Over-the-Counter Bulletin Board under the symbol "MBSB."

INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR DOES IT SEEK OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


      The date of this prospectus is April __, 2008.

                              ABOUT THIS PROSPECTUS

      You should rely only on the information contained in this document or any other document to which we refer you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholder are making an offer to sell these securities in a jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................2
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................12
USE OF PROCEEDS...............................................................13
MARKET PRICE OF AND DIVIDENDS ON FOR COMMON EQUITY
     AND RELATED STOCKHOLDER MATTERS..........................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATION.................................................14
BUSINESS......................................................................21
DIRECTORS AND EXECUTIVE OFFICERS..............................................24
EXECUTIVE COMPENSATION........................................................28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................28
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT........................30
DESCRIPTION OF SECURITIES.....................................................31
SELLING SHAREHOLDER...........................................................32
SHARES ELIGIBLE FOR FUTURE SALE...............................................33
PLAN OF DISTRIBUTION..........................................................34
INDEPENDENT PUBLIC ACCOUNTANTS................................................35
LEGAL MATTERS.................................................................35
EXPERTS.......................................................................35
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
    ON ACCOUNTING AND FINANCIAL DISCLOSURE....................................36
DISCLOSURE OF COMMISSION POSITION ON
    INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............................36
INTERESTS OF NAMED EXPERTS AND COUNSEL........................................36
WHERE YOU CAN FIND MORE INFORMATION...........................................36
INDEX TO FINANCIAL STATEMENTS................................................F-1
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS..............................38
RECENT SALES OF UNREGISTERED SECURITIES.......................................39
EXHIBITS......................................................................39
UNDERTAKINGS..................................................................40
SIGNATURES....................................................................42

                               PROSPECTUS SUMMARY

      This summary highlights selected information about MB Software Corporation and the offering that is contained in detail throughout this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors" and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you. Except as otherwise indicated by the context, references in this prospectus to "we," "us," "our," or the "company" are to the business of MB Software Corporation and its subsidiaries and do not include the selling shareholder.

OUR BUSINESS

      Our current focus is developing and marketing products for the advanced wound care market, as pursued through our wholly-owned subsidiary, Wound Care Innovations, LLC, a Nevada limited liability company. We hold the exclusive worldwide license to certain patented technologies and processes related to an advanced collagen based wound care product formulation, which we market under the brand name "CellerateRx(TM)".

      Our CellerateRx products are currently marketed to and being used by wound care providers of all types. These products are also approved for reimbursement under Medicare Part B and as a consequence, the professional medical market is, and will remain the primary focus of our marketing and sales efforts for the immediate future.

OUR CORPORATE INFORMATION

      MB Software Corporation was incorporated in 1982 as a Colorado corporation and was reincorporated in the State of Texas in 2002. References in this report to "we" or "the Company" refer to MB Software Corporation.

      Effective August 20, 2004, we acquired Wound Care Innovations, LLC through a merger of Wound Care Innovations with a newly formed Company subsidiary.

      Prior to our acquisition of Wound Care Innovations, Wound Care Innovations had obtained the distribution rights for CellerateRx products for the domestic medical, retail, government and first aid human use wound care markets, and certain non-exclusive rights for several international markets. Effective November 2007, we obtained the exclusive worldwide license to the patented technologies underlying our CellerateRx products. CellerateRx(TM) is a trademark of Applied Nutritionals, Inc.

THE OFFERING

Common stock offered by us                                             0 shares
Common stock offered by the selling shareholder                3,993,104 shares
Common stock to be outstanding after the offering             19,434,447 shares

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

      The following table provides our summary historical consolidated financial data for the periods ended and as of the dates indicated. The summary historical consolidated statement of operations data and summary historical consolidated balance sheet data presented below for the years ended December 31, 2006, and December 31, 2007, which have been derived from our audited consolidated financial statements, and have been audited by Pritchett, Siler & Hardy, P.C., independent certified public accountants. The historical results are not necessarily indicative of the results to be expected in any future period. You should read the summary consolidated historical financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Plan or Operation" and with our financial statements, including introductory paragraphs, and the related notes appearing elsewhere in this prospectus.

                                           As of and for the
                                        Year Ended December 30,
                                      ----------------------------
                                          2006            2007
                                      ------------    ------------
Summary of Operations Data:
  Total revenue                       $    189,755    $    630,505
  (Loss) from operations                  (487,885)       (405,737)
  Net (loss)                              (623,559)       (542,756)
  Net (loss) per common share:
    Basic and Diluted                 $      (0.04)   $      (0.03)
  Number of weighted-average
  shares of common stock
  outstanding:
    Basic and Diluted                   16,141,343      16,141,343
Balance Sheet Data:
  Cash and cash equivalents           $    236,301    $        781
  Total assets                             496,287         405,730
  Long-term debt and capital leases           --              --
  Total Liabilities                      1,767,311       2,219,510
  Stockholders' (deficit) equity      $ (1,271,024)   $ (1,813,780)

                                  RISK FACTORS

      An investment in our securities involves a high degree of risk. You should carefully consider the following risks and the other information set forth elsewhere in this Registration Statement, including our financial statements and related notes, before you decide to purchase shares of our common stock. If any of these risks occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

WE EXPECT TO INCUR LOSSES IN THE FUTURE AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

      We have incurred net losses since we began our current operations in 2004. Our net loss was approximately $623,559 for our year ended December 31, 2006, and approximately $542,756 for the year ended December 31, 2007. We expect to make significant investments in our sales and marketing programs and research and development, resulting in a substantial increase in our operating expenses. Consequently, we will need to generate significant additional revenue to achieve and maintain profitability in the future. We may not be able to generate sufficient revenue from sales of our products and related professional services to become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. In addition to funding operations through increased revenue, we anticipate that we will need to raise additional capital before reaching profitability. We cannot predict when we will operate profitably, if at all. If we fail to achieve or maintain profitability, our stock price may decline.

WE HAVE A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR CURRENT BUSINESS MODEL AND PROSPECTS

      We acquired Wound Care Innovations in August of 2004 and we have not been profitable to date. Although we have seen our sales increase in the four and a half years since the acquisition, we cannot predict if and when we may become profitable. Even if we become profitable in the future, we cannot accurately predict the level of, or our ability to sustain profitability. Because we have not yet been profitable and cannot predict any level of future profitability, you bear the risk of a complete loss of your investment in the event our business plan is unsuccessful.

     >> Because our products are still at a relatively early stage of commercialization, it is difficult for us to forecast the full level of market acceptance that our solution will attain;

     >> competitors may develop products that render our products obsolete or noncompetitive or that shorten the life cycles of our products. Although we have had initial success, the market may not continue to accept our wound care products;

     >>   we may not be able to attract and retain a broad customer base; and

     >> we may not be able to negotiate and maintain favorable strategic relationships.

      Failure to successfully manage these risks could harm our business and cause our stock price to fall. Furthermore, to remain competitive, we will need to add to our current product line, and we may not succeed in creating and marketing new products. A decline in demand for, or in the average price of, our wound care products would have a direct negative effect on our business and could cause our stock price to fall.

OUR PRODUCTS ARE MANUFACTURED ONLY BY APPLIED NUTRITIONALS

      Applied Nutritionals holds the patent to, and is currently the sole source of the products we offer for sale. Our growth and ability to meet customer demands depends in part on our ability to obtain timely deliveries of product from our manufacturer. We may in the future experience a shortage of product as a result of manufacturing process issues or capacity problems at our supplier, or strong demand for the ingredients constituting our products.

      If shortages or delays persist, the cost to manufacture our products may increase, or may not be available at all, and we may also encounter shortages if we do not accurately anticipate our needs. We may not be able to secure enough product at reasonable prices or of acceptable quality to meet our or our customer's needs. Accordingly, our revenues could suffer and our costs could increase until other sources can be developed. There can be no assurance that we will not encounter these problems in the future.

      The fact that we do not own our manufacturing facilities could have an adverse impact on the supply of our products and on operating results. While we will have the ability to manufacture these products in the event that Applied Nutritionals is not able to fulfill our product orders, in such event, we may temporarily be prevented from marketing and selling our products until we were able to locate a substitute manufacturer.

THE MARKETS IN WHICH WE COMPETE ARE INTENSELY COMPETITIVE, WHICH COULD ADVERSELY AFFECT OUR REVENUE GROWTH

      The market for wound care products is intensely competitive. Competition in the wound care market is heavy among a vast array of medical devices, drugs, and therapies. Many of our existing and potential competitors have better brand recognition, longer operating histories, larger customer bases and are very well capitalized and will continue to compete aggressively.

      Most companies providing wound care products are able to offer customers multiple products. By doing so, they effectively offset the cost of customer acquisition and support across several revenue sources. With only one product line, our costs are relatively much higher and may prevent us from achieving strong profitability.

      Further, although our wound care products have performed well in customer evaluations, we are a relatively unknown entity with a relatively unknown brand in a market significantly controlled by much larger products companies. We may not, even with strong customer accounts, be able to establish the credibility necessary to secure large national customers.

      Our competitors may be able to keep us out of some distribution channels, close us out from some larger accounts with "Master Contracts" for full product lines, and create market awareness that hinders our abilities to secure key accounts in a cost effective way. Increased competition could significantly reduce our future revenue and increase our operating losses due to price reductions, lower gross margins or lost market share, which could harm our business and cause our stock price to decline.

PRODUCT LIABILITY EXPOSURE

      We face an inherent risk of exposure to product liability claims in the event that the use of any product we sell results in injury. Such claims may include, among others, that these products contain contaminants or include inadequate instructions as to use or inadequate warnings concerning side effects and interactions with other substances. We do not have, and do not anticipate obtaining, contractual indemnification from parties supplying raw materials or marketing the products we sell. In any event, any such indemnification if obtained would be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial condition.

FEDERAL REGULATIONS AND CHANGES IN REIMBURSEMENT POLICIES

      Our CellerateRx products are currently classified by the FDA as Class I medical devices, and are further classified as dressings and are cleared for marketing for the following indications: pressure ulcers, diabetic ulcers, surgical wounds, ulcers due to arterial insufficiency, traumatic wounds, 1st and 2nd degree burns, and superficial wounds. Because our products are classified by the FDA as medical devices and not drugs, we were not required to pursue stringent clinical trials. Many physicians and larger, sophisticated healthcare provider organizations, however, often require clinical studies demonstrating specific performance capabilities of any new products. We do not have results from controlled clinical studies and the lack of such studies could adversely affect our ability to obtain large institutional customers. Further, if the FDA were to change its policies regarding the classification or marketing of our products for any reason, we would likely be required to conduct and submit data to satisfy additional requirements.

      Healthcare services are heavily reliant upon health insurance reimbursement. Although many current insurance plans place much of the financial risk on providers of care (allowing them to choose whatever products/therapies are most cost effective) under capitated or prospective payment structures, much of our business is related to Medicare-eligible populations. Although our products are currently eligible for reimbursement under Medicare Part B, adjustments to our reimbursement amounts or a change in Medicare's reimbursement policies could have an adverse effect on our ability to pursue market opportunities.

IF WE CANNOT MEET OUR FUTURE CAPITAL REQUIREMENTS, OUR BUSINESS WILL SUFFER

      We will need additional financing to continue operating our business. We need to raise additional funds in the future through public or private debt or equity financings in order to:

     >>   fund operating losses;

     >> scale sales and marketing to address the market for wound care products;

     >> take advantage of opportunities, including more rapid expansion or acquisitions of complementary products or businesses;

     >>   hire, train and retain employees;

     >>   develop new products; or

     >>   respond to economic and competitive pressures.

      If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. Our future success may be determined in large part by our ability to obtain additional financing, and we can give no assurance that we will be successful in obtaining adequate financing on favorable terms, if at all. If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, and our stock price may decline.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE

      We are an emerging company. As such, our quarterly revenue and results of operations are difficult to predict. We have experienced fluctuations in revenue and operating results from quarter-to-quarter and anticipate that these fluctuations will continue until the company reaches critical mass and the market becomes more stable. These fluctuations are due to a variety of factors, some of which are outside of our control, including:

     >> the fact that we are a relatively young company with relatively young products;

     >>   our ability to attract new customers and retain existing customers;

     >> the length and variability of our sales cycle, which makes it difficult to forecast the quarter in which our sales will occur;

     >> the amount and timing of operating expense relating to the expansion of our business and operations;

     >> the development of new wound care products or product enhancements by us or our competitors;

     >> actual events, circumstances, outcomes, and amounts differing from judgments, assumptions, and estimates used in determining the values of certain assets (including the amounts of related valuation allowances), liabilities, and other items reflected in our financial statements; and

     >>   how well we execute on our strategy and operating plans.

      As a consequence, operating results for a particular future period are difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse affect on our business, results of operations, and financial condition that could adversely affect our stock price.

      We also typically realize a significant portion of our revenue in the last few weeks of a quarter because of our customers' purchasing patterns. As a result, we are subject to significant variations in license revenue and results of operations if we incur a delay in a large customer's order. If we fail to close one or more significant license agreements that we have targeted to close in a given quarter, this failure could seriously harm our operating results for that quarter. Failure to meet or exceed the expectation of securities analysts or investors due to any of these or other factors may cause our stock price to fall.

OUR REVENUES FOR A PARTICULAR PERIOD ARE DIFFICULT TO PREDICT, AND A SHORTFALL IN REVENUES MAY HARM OUR OPERATING RESULTS

      As a result of a variety of factors discussed in this report, our revenues for a particular quarter are difficult to predict. Our net sales may grow at a slower rate than we anticipate, or may decline. We plan our operating expense levels based primarily on forecasted revenue levels. These expenses and the impact of long-term commitments are relatively fixed in the short term. A shortfall in revenue could lead to operating results being below expectations as we may not be able to quickly reduce these fixed expenses in response to short term business changes.

DISRUPTION OF, OR CHANGES IN, OUR DISTRIBUTION MODEL OR CUSTOMER BASE COULD HARM OUR SALES AND MARGINS

      If we fail to manage the distribution of our products properly, or if the financial condition or operations of our reseller channels weaken, our revenues and gross margins could be adversely affected. Furthermore, a change in the mix of our customers between service provider and enterprise, or a change in the mix of direct and indirect sales, could adversely affect our revenues and gross margins.

      Several factors could also result in disruption of or changes in our distribution model or customer base, which could harm our sales and margins, including the following:

     >> in some instances, we compete with some of our resellers through our direct sales, which may lead these channel partners to use other suppliers that do not directly sell their own products;

     >> some of our resellers may have insufficient financial resources and may not be able to withstand changes in business conditions;

OUR PROPRIETARY RIGHTS MAY PROVE DIFFICULT TO ENFORCE

      We generally rely on patents, copyrights, trademarks, and trade secret laws to establish and maintain proprietary rights in our technology and products. While we have the exclusive license underlying our collagen based CellerateRx products, there can be no assurance that these patents or our other proprietary rights will not be challenged, invalidated, or circumvented or that our rights will in fact provide competitive advantages to us. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent, as do the laws of the United States. The outcome of any actions taken in these foreign countries may be different than if such actions were determined under the laws of the United States. If we are unable to protect our proprietary rights (including aspects of products protected other than by patent rights) in a market, we may find ourselves at a competitive disadvantage to others who need not incur the substantial expense, time, and effort required to create the innovative products that have enabled us to be successful.

WE MAY BE FOUND TO INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS

      Third parties, including customers, may in the future assert claims or initiate litigation related to exclusive patent, copyright, trademark, and other intellectual property rights to technologies and related standards that are relevant to us. These assertions may emerge over time as a result of our growth and the general increase in the pace of patent claims assertions, particularly in the United States. Because of the existence of a large number of patents in the healthcare field, the secrecy of some pending patents, and the rapid rate of issuance of new patents, it is not economically practical or even possible to determine in advance whether a product or any of its components infringes or will infringe the patent rights of others. The asserted claims and/or initiated litigation can include claims against us or our manufacturers, suppliers, or customers, alleging infringement of their proprietary rights with respect to our existing or future products or components of those products. Regardless of the merit of these claims, they can be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. Where claims are made by customers, resistance even to unmeritorious claims could damage customer relationships. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all, or that our indemnification by our suppliers will be adequate to cover our costs if a claim were brought directly against us or our customers. Furthermore, because of the potential for high court awards that are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims settled for significant amounts. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results, and financial condition could be materially and adversely affected.

FAILURE TO RETAIN AND RECRUIT KEY PERSONNEL WOULD HARM OUR ABILITY TO MEET KEY OBJECTIVES

      Our success will depend in large part on our ability to attract and retain skilled executive, managerial, sales, and marketing personnel. Competition for these personnel is intense in the market today. Volatility or lack of positive performance in our stock price may also adversely affect our ability to attract and retain key employees. The loss of services of any of our key personnel, the inability to retain and attract qualified personnel in the future, or delays in hiring required personnel, particularly executive management, engineering and sales personnel, could make it difficult to meet key objectives, such as timely and effective product introductions.

OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE

      Significant variations in our quarterly operating results may adversely affect the market price of our common stock. Our operating results have varied on a quarterly basis during our operating history, and we expect to experience significant fluctuations in future quarterly operating results. These fluctuations have been and may in the future be caused by numerous factors, many of which are outside of our control. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and that you should not rely upon them as an indication of future performance. Also, it is likely that our operating results could be below the expectations of public market analysts and investors. This could adversely affect the market price of our common stock.

      In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many small companies, in particular, and that have often been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may materially adversely affect the market price of our common stock in the future. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, some of whom we anticipate compensating in part based on the performance of our stock price.

FAILURE TO MANAGE OUR PLANNED GROWTH COULD HARM OUR BUSINESS

      Our ability to successfully market and sell our wound care products and implement our business plan requires an effective plan for managing our future growth. We plan to increase the scope of our operations at a rapid rate. Future expansion efforts will be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our operating results and financial condition and cause our stock price to fall.

A FEW OF OUR EXISTING SHAREHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND WILL HAVE A SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT A CHANGE IN CONTROL

      You may lack an effective vote on corporate matters and management may be able to act contrary to your objectives. Our officers and board members own approximately 83.9% of the 16,727,550 shares of our common stock outstanding. If management votes together, it will influence the outcome of corporate actions requiring shareholder approval, including the election of directors, mergers and asset sales. As a result, new stockholders may lack an effective vote with respect to the election of directors and other corporate matters. Therefore, it is possible that management may take actions with respect to its ownership interest, which may not be consistent with your objectives or desires. For example, our officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Please see "Principal Stockholders" for a more detailed description of our share ownership.

LIQUIDITY OF OUR COMMON STOCK

      Although there is a public market for our common stock, trading volume has been historically low which substantially increases your risk of loss. We can give no assurance that an active and liquid public market for the shares of the common stock will develop in the future. Low trading volume in our common stock could affect your ability to sell the shares of common stock. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on market makers. The market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the shares. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Additionally, in order to maintain our eligibility for quotation on the OTC Bulletin Board, we need to have at least one registered and active market maker. No assurance can be given that any market making activities of any additional market makers will commence or that the activities of current market makers will be continued.

SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN FUTURE OFFERINGS

      Future sales of large amounts of common stock could adversely affect the market price of our common stock and our ability to raise capital. Substantially all of the outstanding shares of our common stock are freely tradable, without restriction or registration under the Securities Act, other than the sales volume restrictions of Rule 144 applicable to shares held beneficially by persons who may be deemed to be affiliates. The price of our common stock could also drop as a result of the exercise of options for common stock or the perception that such sales or exercise of options could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

      As of April 1, 2008, there were 16,731,639 shares of common stock issued and 16,757,550 outstanding. In addition, we have issued convertible notes, which if held to maturity will convert into 1,206,897 shares of common stock, and warrants representing 1,500,000 shares of common stock are currently outstanding. In addition, we have 1,490.196 shares of our Series A Convertible Preferred Stock issued and outstanding that will automatically convert into 7,600,000 shares of common stock upon the filing of an amendment to our Articles of Incorporation increasing our authorized number of shares of common stock from 20,000,000 to 100,000,000. We intend to file such an amendment during the second quarter of 2008.

OUR ARTICLES AND BYLAWS MAY DELAY OR PREVENT A POTENTIAL TAKEOVER OF US

      Our Articles of Incorporation, as amended, and Bylaws, as amended, contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of us, even if the takeover is in the best interest of our stockholders. The Bylaws limit when stockholders may call a special meeting of stockholders. The Articles also allow the Board of Directors to fill vacancies, including newly created directorships.

NO DIVIDEND PAYMENTS

      We have not paid and do not currently intend to pay dividends, which may limit the current return you may receive on your investment in our common stock. Future dividends on our common stock, if any, will depend on our future earnings, capital requirements, financial condition and other factors. We currently intend to retain earnings, if any, to increase our net worth and reserves. Therefore, we do not anticipate that any holder of common stock will receive any cash, stock or other dividends on our shares of common stock at any time in the near future. You should not expect or rely on the potential payment of dividends as a source of current income.

"PENNY STOCK" LIMITATIONS

      Our common stock currently trades on the OTC Bulletin Board. Since our common stock continues to trade below $5.00 per share, our common stock is considered a "penny stock" and is subject to SEC rules and regulations, which impose limitations upon the manner in which our shares can be publicly traded.

      These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

      Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34- 29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

      Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

      Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

      "Boiler  room"  practices   involving  high  pressure  sales  tactics  and
unrealistic price projections by inexperienced sales persons;

      Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

      The   wholesale   dumping  of  the  same   securities   by  promoters  and
broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

      Furthermore, the "penny stock" designation may adversely affect the development of any public market for the Company's shares of common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

      Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a "recognized" national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); or (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years.

      Section 15(g) of the Exchange Act and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in the Company's common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."

      Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company's stockholders to resell their shares to third parties or to otherwise dispose of them.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the "Risk Factors" section above. These factors may cause our actual results to differ materially from any forward-looking statement. Readers are urged to carefully review and consider the various disclosures we make in this prospectus and in our other reports filed with the Securities and Exchange Commission.

      We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. Our management believes its assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that our actual results of operations or the results of our future activities will not differ materially from these assumptions.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling shareholder. The Company will, however, receive proceeds from the exercise of the warrants described in this prospectus, if and when these warrants are exercised. We could raise an additional $1,750,000 if all of the warrants described in this Prospectus are exercised. These warrants also contain an automatic exercise feature that is triggered if the volume weighted average market price of our common stock is equal to or greater than $3.00 per share for a period of 20 consecutive days and if there is an effective registration statement for the shares underlying the warrants. We can give no assurance that any or all of these warrants or options will ever be exercised.

         MARKET PRICE OF AND DIVIDENDS ON FOR COMMON EQUITY AND RELATED
                              STOCKHOLDER MATTERS

      The Company's common stock is quoted on the Over the Counter Bulletin Board, a service maintained by the National Association of Securities Dealer, Inc. under the symbol "MBSB". Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily reflect actual transactions.

      The high and low sales prices are as follows for the periods indicated:


             ----------- --------------------------- ------------- ------------
             YEAR        QUARTER ENDING              HIGH          LOW
             ----------- --------------------------- ------------- ------------
             2006        March 31, 2006              $0.45         $0.10
             ----------- --------------------------- ------------- ------------
                         June 30, 2006               $0.45         $0.10
             ----------- --------------------------- ------------- ------------
                         September 30, 2006          $0.20         $0.10
             ----------- --------------------------- ------------- ------------
                         December 31, 2006           $0.10         $0.05
             ----------- --------------------------- ------------- ------------
             2007        March 31, 2007              $0.45         $0.05
             ----------- --------------------------- ------------- ------------
                         June 30, 2007               $0.30         $0.06
             ----------- --------------------------- ------------- ------------
                         September 30, 2007          $0.35         $0.10
             ----------- --------------------------- ------------- ------------
                         December 31, 2007           $1.10         $0.32
             ----------- --------------------------- ------------- ------------

RECORD HOLDERS

      As of April 1, 2008, there were approximately 2,000 shareholders of record holding a total of 16,727,550 shares of common stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

DIVIDENDS

      The Company has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The payment of dividends is within the discretion of the board of directors and will depend on the Company's earnings, capital requirements, financial condition, and other relevant factors. There are no restrictions that currently limit the Company's ability to pay dividends on its common stock other than those generally imposed by applicable state law. The Company has determined that it will utilize any earnings in the expansion of its business.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this document. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this memorandum, particularly in "Risk Factors."

      Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the use of our products or any similar products distributed by other companies could have a material adverse effect on our operations. Such adverse publicity could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products as directed. In addition, we may not be able to counter the effects of negative publicity concerning the efficacy of our products. Any such occurrence could have a negative effect on our operations.

      Other key factors that affect our operating results are:

     >>   Overall customer demand and acceptance for our various products.

     >> Volume of products ordered and the prices at which we sell our products.

     >>   Our ability to manage our cost structure for capital  expenditures and
          operating  expenses  such  as  salaries  and  benefits,   freight  and
          royalties.

     >>   Our ability to match operating costs to shifting volume levels.

     >>   Increases in the cost of raw materials and other supplies.

     >>   The impact of competitive products.

     >>   Limitations on future financing.

     >> Increases in the cost of borrowings and unavailability of debt or equity capital.

     >>   Our inability to gain and/or hold market share.

     >> Exposure to and expense of resolving and defending product liability claims and other litigation.

     >>   Managing and maintaining growth.

     >> The success of product development and new product introductions into the marketplace.

     >>   The departure of key members of management.

     >>   Our ability to efficiently manufacture our products.

     >>   Unexpected customer bankruptcy.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS/RISK FACTORS

      The following discussion should be read in conjunction with the financial statements and the notes thereto and the other financial information appearing elsewhere in this document. In addition to historical information, the following discussion and other parts of this document contain certain forward-looking information. When used in this discussion, the words "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected due to a number of factors beyond our control. We do not undertake to publicly update or revise any of our forward-looking statements even if experience or future changes show that the indicated results or events will not be realized. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. You are also urged to carefully review and consider our discussions regarding the various factors that affect our business, included in this section and elsewhere in this report.

OVERVIEW AND PLAN OF OPERATION

      Our current focus is developing and marketing products for the advanced wound care market, as pursued through our wholly-owned subsidiary, Wound Care Innovations, LLC, a Nevada limited liability company. We hold the exclusive worldwide license to certain patented technologies and processes related to an advanced collagen based wound care product formulation, which we market under the brand name "CellerateRx(TM)". These products are FDA cleared for marketing for the following indications: pressure ulcers, diabetic ulcers, surgical wounds, ulcers due to arterial insufficiency, traumatic wounds, 1st and 2nd degree burns, and superficial wounds.

      Our CellerateRx products are currently marketed to and being used by wound care providers of all types. These products are also approved for reimbursement under Medicare Part B and as a consequence, the professional medical market is, and will remain the primary focus of our marketing and sales efforts for the immediate future. We believe that these products are unique in composition, applicability, clinical performance, and demonstrate the ability to reduce costs associated with standard wound management.

      We currently have limited business operations, maintaining leased offices in Fort Worth, Texas and Fort Lauderdale, Florida. All of our major business functions are performed by our subsidiary, Wound Care Innovations, LLC. Although Wound Care Innovations is a product distributor, it is also responsible for product packaging development, packaging materials, and coordination of all processes except the actual manufacturing of the product. Wound Care Innovations also conducts other activities that are typical of a product distributor, including sales, marketing, customer service, and customer support. All of these activities are run and managed out of Wound Care Innovations' Fort Lauderdale offices.

      Manufacturing of our products is conducted by Applied Nutritionals. CellerateRx is a trademark of Applied Nutritionals, LLC. Warehousing, shipping, and physical inventory management is outsourced to Diamond Contract Manufacturing of Rochester, NY.

      Our sales and marketing activities to date have been limited and have resulted in a nominal revenue stream. Through these activities, we have, however, secured product evaluations with a number of key accounts. These accounts are regional and national healthcare provider organizations that represent strong recurring revenue opportunities for the Company.

      We currently intend to secure capital resources for expansion of staff, inventories, marketing efforts, and research and development; however we may be unsuccessful in our efforts to secure such capital. If we are successful in raising capital, we anticipate hiring a number of management, marketing, and clinical staffs to secure additional accounts, market to the broader US wound care market, support customers in specific geographies, broaden our clinical/educational programs, and evaluate retail and international market opportunities.

CRITICAL ACCOUNTING POLICIES

      Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

      We believe that of our significant accounting policies, which are described in the notes to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

      Inventories. Inventories are stated at the lower of cost or net realizable value, with cost computed on a first-in, first-out basis. Inventories consist of powders, gels and the related packaging supplies. The Company has recorded an allowance for obsolete and slow moving inventory of $7,260 at December 31, 2007.

      Stock-based compensation. The Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"), on January 1, 2006, which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including employee stock options and shares issued through its employee stock purchase plan, based on estimated fair values. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method that was used to account for stock-based awards prior to January 1, 2006, which had been allowed under the original provisions of SFAS 123, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeded the exercise price. Any compensation expense is recorded on a straight-line basis over the vesting period of the grant.

      Effective January 1, 2006, The Company adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective application method. Under this transition method, compensation expense recognized will include the applicable amounts of: (a) compensation expense of all stock-based payments granted prior to, but not yet vested as of January 1, 2006, and (b) compensation expense for all stock-based payments granted subsequent to January 1, 2006. Results for periods prior to January 1, 2006, have not been restated. The adoption of this new standard had no impact to the Company's financial position, results of operations or cash flows as the Company's previous stock-based compensation awards expired prior to January 1, 2006, and there have been no grants during the current year. Based on the Company's evaluation of the adoption of the new standard, however, the Company believes that it could have a significant impact to the Company's financial position and overall results of operations depending on the number of stock options granted in a given year.

RESULTS OF OPERATIONS

Year ended December 31, 2007 Compared to Year ended December 31, 2006

      Revenues. The Company generated revenues for the year ended December 31, 2007 of $630,505 compared to revenues of $189,755 for the year ended December 31, 2006, or a 233% increase in revenues.

      Cost of revenues and gross margin. Costs of revenues for the year ended December 31, 2007 were $223,184 resulting in a gross profit margin of $407,321, compared to cost of revenues for the year ended December 31, 2006 of $193,057 and gross loss margin of $3,302. Our margins continue to be small, but our client base is growing and we believe that the product is gaining traction in the wound care field.

      Selling, general and administrative expenses ("SGA"). SGA consists primarily of wages, facility-related expenses such as rent and utilities, and outside professional services such as legal and professional fees incurred in connection with our SEC reporting requirements. SGA for 2007 were $813,058 compared to $484,583 for fiscal 2006, or an increase of approximately 68%. We expect SGA to increase in the future as we continue to expand our marketing efforts and the number of products we offer and as our business continues to grow and the costs associated with being a public company continue to increase as a result of increased reporting requirements, including but not limited to the Sarbanes-Oxley Act of 2002.

LIQUIDITY AND CAPITAL RESOURCES

      The Company currently has limited resources to maintain its current operations, secure more inventories, and meet its contractual obligations. Additional capital must be raised through equity or debt offerings. If we are unable to obtain additional capital, we will be unable to operate our business. During 2006, certain related parties advanced us approximately $153,000 for working capital purposes. We also secured a short-term loan of $500,000, due March 31, 2007. We generated a net loss of $623,559 and our cash position at December 31, 2006 was $236,301. During 2007 our short term borrowings increased by $230,197. We generated a loss of $542,756 and our cash position at December 31, 2007 was $781.

      Effective January 1, 2008, $1,495,664 of Company debt was cancelled in exchange for 490.196 shares of our Series A Convertible Preferred stock.

      Effective January 11, 2008, we received $50,000 from the sale and issuance of 86,207 shares of our common stock and warrants to purchase common stock, and an additional $700,000 from the sale and issuance of a convertible promissory note.

      Without realization of additional capital or significant revenues from operations, it would be unlikely for the Company to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has continuously incurred losses from operations and has a significant accumulated deficit. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty and should not be regarded as typical for normal operating periods.

      It is the Company's belief that it will continue to incur nominal losses for at least the next twelve months, and as a result will require additional funds from debt or equity investments to meet such needs. The Company anticipates that its officers and shareholders will contribute sufficient funds to satisfy the cash needs of the Company for the next twelve months. However, there can be no assurances to that effect, as the Company has insignificant revenues and the Company's need for capital may change dramatically if it is successful in acquiring a new business. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities. Our future funding requirements will depend on numerous factors, some of which are beyond the Company's control. These factors include our ability to operate profitably, recruit and train management and personnel, and to compete with other, better-capitalized and more established competitors. To meet these objectives, management's plans are to (i) raise capital by obtaining financing through private placement efforts, (ii) issue common stock for services rendered in lieu of cash payments and (iii) obtain loans from officers and shareholders as necessary.

      The Company does not anticipate incurring significant research and development costs, the purchase of any major equipment, or any significant changes in the number of its employees over the next twelve months.

GOING CONCERN

      The Company has continuously incurred losses from operations and has a significant accumulated deficit. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      It is the Company's belief that it will continue to incur nominal losses for at least the next twelve months, and as a result will require additional funds from debt or equity investments to meet such needs. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The Company anticipates that its officers and shareholders will contribute sufficient funds to satisfy the cash needs of the Company for the next twelve months. However, there can be no assurances to that effect, as the Company has insignificant revenues and the Company's need for capital may change dramatically if it is successful in acquiring a new business. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities. To meet these objectives, management's plans are to (i) raise capital by obtaining financing through private placement efforts; (ii) issue common stock for services rendered in lieu of cash payments and (iii) obtain loans from officers and shareholders as necessary.

      The Company's future ability to achieve these objectives cannot be determined at this time. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty and should not be regarded as typical for normal operating periods.

INTELLECTUAL PROPERTY EXCLUSIVE LICENSING AGREEMENT

      Effective November 28, 2007, Wound Care Innovations entered into separate exclusive license agreements with Applied Nutritionals and its founder George Petito, pursuant to which Wound Care Innovations obtained the exclusive world-wide license to certain patented technologies and processes related to CellerateRx products.

      Wound Care Innovations had been marketing and selling CellerateRx for the three previous years under the terms of a distribution agreement that had been terminated in 2005. The new licenses are limited to the human health care market for external wound care, and include any new product developments based on the licensed patent and processes. The term of these licenses extends through the life of the licensed patent.

      In consideration for the licenses, Wound Care Innovations agreed to pay to Applied Nutritionals and Mr. Petito the following royalties, beginning January 3, 2008: (a) an advance royalty of $100,000 in the aggregate, (b) an aggregate royalty of fifteen percent (15%) of gross sales occurring during the first year of the license; (c) an additional advance royalty of $400,000, in the aggregate, on January 3, 2009; plus (d) an aggregate royalty of three percent (3%) of gross sales for all sales occurring after the payment of the $400,000 advance royalty. In addition, after January 3, 2009, Wound Care Innovations must maintain a minimum aggregate annual royalty payment of $375,000.

      All royalties, other than the advance royalty payments described above, are due and payable on a calendar quarterly basis on or before the forty-fifth
(45th) day immediately following the calendar quarter in which gross sales are received.

      In connection with the above transaction, the Company issued to Mr. Petito 1,000 shares of a newly designated Series A Convertible Preferred Stock. Each share of Preferred Stock will automatically convert into 5,100 shares of Common Stock upon the filing of an amendment to our Articles of Incorporation increasing our authorized number of shares of common stock from 20,000,000 to 100,000,000. We intend to file such an amendment during the second quarter of 2008.

      In addition to the license agreements, Wound Care Innovations also entered into an exclusive manufacturing agreement with Applied Nutritionals pursuant to which Applied Nutritionals will manufacture all CellerateRx and related products for Wound Care Innovations. The term of the manufacturing agreement extends through the life of the licensed patent; but may be terminated by a successor in interest to Wound Care Innovations, provided that the successor in interest has annual revenues of at least $100,000,000 or a market capitalization of at least $200,000,000.

      Prior to entering into the new license agreements, Applied Nutritionals held 900,000 shares of our common stock. These shares were issued to Applied Nutritionals in 2004, in connection with the previous distribution agreement for CellerateRx products. As majority member and manager of Applied Nutritionals, Mr. Petito may be deemed to be the beneficial owner of these shares.

DESCRIPTION OF PROPERTY

      The Company's principal executive office is located at 777 Main Street, Fort Worth, Texas 76102. These offices contain approximately 2,390 square feet and are leased for a 2 year term expiring March 31, 2010. Rental on our executive offices is $3,784.00 per month. Wound Care's principal office is located at 790 E Broward Blvd, Suite 300, Fort Lauderdale, Florida 33301. These offices contain approximately 2,000 square feet and are leased for a 5 year term expiring September 2009. Rental on Wound Care's office is $4,130.77 per month.

LEGAL PROCEEDINGS

      We are from time to time involved in various legal proceedings incidental to the conduct of our business. We believe that the outcome of all such pending legal proceedings will not in the aggregate have a material adverse effect on our business, financial condition, results of operations or liquidity.

                                    BUSINESS

BUSINESS OVERVIEW

      Our current focus is developing and marketing products for the advanced wound care market, as pursued through our wholly-owned subsidiary, Wound Care Innovations. We hold the exclusive worldwide license to certain patented technologies and processes related to an advanced collagen based wound care product formulation, which we market under the brand name "CellerateRx(TM)". These products are FDA cleared for marketing for the following indications:
pressure ulcers, diabetic ulcers, surgical wounds, ulcers due to arterial insufficiency, traumatic wounds, 1st and 2nd degree burns, and superficial wounds. We believe that these products are unique in composition, applicability, clinical performance, and demonstrate the ability to reduce costs associated with standard wound management.

      Our CellerateRx products are currently marketed to and being used by wound care providers of all types. These products are also approved for reimbursement under Medicare Part B and as a consequence, the professional medical market is, and will remain the primary focus of our marketing and sales efforts for the immediate future. We believe that these products are unique in composition, applicability, clinical performance, and demonstrate the ability to reduce costs associated with standard wound management.

      We currently have limited business operations, maintaining leased offices in Fort Worth, Texas and Fort Lauderdale, Florida. All of our major business functions are performed by our subsidiary, Wound Care Innovations, LLC. Although Wound Care Innovations is a product distributor, it is also responsible for product packaging development, packaging materials, and coordination of all processes except the actual manufacturing of the product. Wound Care Innovations also conducts other activities that are typical of a product distributor, including sales, marketing, customer service, and customer support. All of these activities are run and managed out of Wound Care Innovations's Fort Lauderdale offices.

      Manufacturing of our products is conducted by Applied Nutritionals. CellerateRx is a trademark of Applied Nutritionals, LLC. Warehousing, shipping, and physical inventory management is outsourced to Diamond Contract Manufacturing of Rochester, NY.

      We have been pre-marketing CellerateRX products to select markets and have received positive user feedback from many healthcare markets, including long term care facilities, wound care centers, hospitals, homecare agencies, and durable medical equipment companies. Through these activities, we have, however, secured product evaluations with a number of key accounts. These accounts are regional and national healthcare provider organizations that represent strong recurring revenue opportunities for the Company. Our pre-marketing work is beginning to bear results that we believe will generate additional revenues during 2008.

      We currently intend to secure capital resources for expansion of staff, inventories, marketing efforts, and research and development; however we may be unsuccessful in our efforts to secure such capital. If we are successful in raising capital, we anticipate hiring a number of management, marketing, and clinical staffs to secure additional accounts, market to the broader US wound care market, support customers in specific geographies, broaden our clinical/educational programs, and evaluate retail and international market opportunities.

WOUND CARE INDUSTRY

      The U.S. wound care market serves between three to five million patients annually with wounds resulting from diabetes, arterial insufficiency, pressure caused by immobility and other causes. Advanced wound care technologies, a segment of the overall U.S. wound care market, was approximately $2.6 billion in

2006, and is expected to reach $4.6 billion by 2011, an average annual growth rate of approximately 12%. According to BBC Research, wound care dressings, sealants, and anti-adhesion products held approximately 59% of the advanced wound care technologies market in 2006. By the end of 2011 this segment is expected to hold 55% of the total U.S. market.

      New technologies and an increasing older population are two of the major driving forces behind the advanced wound care market. There is growing appeal for the market due to the fast healing benefits and reduced patient follow-ups. In addition, military wound care, alternative wound care, future research, and upcoming technology represent significant trends and growth for the changing wound care market.

      Within the wound care products market, there are two typical groups of products: drugs and devices. CellerateRx products are currently classified by the FDA as Class I medical devices, and are further classified as dressings. Although collagen has been used for a number of years as a component of wound care dressings, we believe that the patented form of collagen in CellerateRx products allows these dressings to have a more active role in wound therapy than other currently available collagens based wound care dressings. The dressing market in the United States is currently estimated to be $2.5 billion per year.

      The overall market for wound care products in the U.S. consists of healthcare professionals and organizations that provide care for those with wounds; durable medical equipment companies that supply ambulatory patients with products; and product companies that market drugs, devices, and methodologies to healthcare organizations and patients. Presently, we focus on sales and marketing activities directed toward professionals and organizations that will either resell CellerateRx products or use them in the course of treating their patient's wounds.

GENERAL BUSINESS PLAN

      Our general business plan is to introduce CellerateRx products to select national and regional healthcare provider organizations, and focus on geographically-targeted marketing. Our CellerateRx products are currently being used by a variety of wound care providers, and are getting to market through a variety of distribution channels. CellerateRx products are currently approved for reimbursement under Medicare Part B. As a consequence, the professional medical market is, and will, remain the primary focus of our marketing and sales efforts for the immediate future.

PRODUCTS

      Currently, our products for the professional healthcare market consist of CellerateRX in both gel and powder form. Both products contain the patented form of collagen and may be used on a variety of wounds, wound states, and phases. Although no clinical studies are currently planned, we intend to conduct a number of clinical studies for the purposes of quantifying the benefits of CellerateRX. We anticipate planning study design and management in the near future.

      Effective November 28, 2007, we entered into separate exclusive license agreements with Applied Nutritionals and its founder George Petito, pursuant to which Wound Care Innovations obtained the exclusive worldwide license to certain patented technologies and processes related to CellerateRx. Wound Care Innovations had been marketing and selling CellerateRx during the previous three years under the terms of a distribution agreement with Applied Nutritionals that was terminated in 2005. The new licenses are limited to the human health care market for external wound care, and include any new product developments based on the licensed patent and processes. The term of these licenses extends through the life of the licensed patent.

      In consideration for the licenses, Wound Care Innovations agreed to pay Applied Nutritionals and Mr. Petito the following royalties, beginning January 3, 2008: (a) an advance royalty of $100,000 in the aggregate, (b) an aggregate royalty of fifteen percent (15%) of gross sales occurring during the first year of the license; (c) an additional advance royalty of $400,000, in the aggregate, on January 3, 2009; plus (d) an aggregate royalty of three percent (3%) of gross sales for all sales occurring after the payment of the $400,000 advance royalty. In addition, after January 3, 2009, we must maintain a minimum aggregate annual royalty payment of $375,000.

MARKETING, SALES, AND DISTRIBUTION

      The Company anticipates building and supporting a limited sales and marketing force directed toward securing key high profile accounts, penetrating select geographic markets, and supporting the efforts of our resellers and distributors. The wound care products market has a variety of overlapping distribution channels, with many customers able to procure products in multiple ways. With an intended limited internal sales force, our goal is to market directly to large accounts and open distribution channels preferred by those clients, as well as marketing through traditional online, offline, trade show and local activities.

      We believe that the spectrum of use of CellerateRx products allows us to market to a wide range of customers, and will facilitate relationships with compatible product companies for potential joint marketing activities.

      Our packaging, inventory management, and shipping activities are currently outsourced to Diamond Contract Manufacturing, a non-affiliated entity who provides packaging, warehousing, and fulfillment services from their Rochester, NY facilities.

PRODUCT PRODUCTION AND DEVELOPMENT

      In addition to the license agreements for the patented technologies and processes related to CellerateRx, Wound Care Innovations also entered into an exclusive manufacturing agreement with Applied Nutritionals pursuant to which Applied Nutritionals will manufacture all CellerateRx and related products for us. The term of the manufacturing agreement extends through the life of the licensed patent; but may be terminated by a successor in interest, if such successor has, annual revenues of at least $100,000,000 or a market capitalization of at least $200,000,000.

      We conduct our research and development activities, in conjunction with Applied Nutritionals. Although our efforts are currently focused on marketing and selling our current product lines, we anticipate that we may develop derivative products, utilizing the patented form of collagen, for other markets and applications.

EMPLOYEES

      We currently have three employees in Florida. In addition, we use administrative services provided by two employees of an entity managed by Mr. Scott Haire, our Chairman, President and Chief Executive Officer.

COMPETITION

      The wound care market is served by a number of large, multi-product line companies offering a suite of products to the market. CellerateRx products compete with all primary dressings, some prescription therapies (drugs), and other medical devices. Manufacturers and distributors of competitive products include: Smith & Nephew, Johnson & Johnson, Healthpoint, and Biocore. Many of our competitors are significantly larger that we are and have more financial and personnel resources than we do. Consequently, we will be at a competitive disadvantage in marketing and selling our products into the marketplace. We believe, however, that the patented molecular form of collagen we use in CellerateRx allows our products to outperform currently available non-active dressings, reduce the cost of wound management, and replace a variety of other products with a single primary dressing.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the directors and executive officers of the Company:


    Year First
    Name                     Age        Position                        Elected

    Scott A. Haire           43         Chairman, Chief Executive         1993
                                        Officer, President and Director

    Gilbert A. Valdez        64         Director                          1996

    Araldo A. Cossutta       83         Director                          1994

    Steven W. Evans          57         Director                          1994

    Robert E. Gross          63         Director                          1994

    Thomas J. Kirchhofer     67         Director                          1994

      Executive Officers of the Company are elected on an annual basis and serve at the discretion of the Board of Directors. Directors of the Company are elected on an annual basis.

      Scott A. Haire is Chairman of the Board, Chief Executive Officer and President of the Company. Prior to founding MB Software Corporation, he was an employee of the Company from November 1993 to June 1994. Previously, Mr. Haire was president of Preferred Payment Systems, a company specializing in electronic claims and insurance system related projects.

      Gilbert A. Valdez is Chief Operating Officer of the Company and past President and CEO of four major financial and healthcare corporations. Most recently, he served as CEO of Hospital Billing and Collection Services, Inc., a $550 million healthcare receivables financing entity located in Wilmington, Delaware; Datix Corporation, an Atlanta-based corporate divestiture from Harris-Lanier; Medaphis Corporation, an interstate, multi-dimensional healthcare service agency based in Atlanta; and NEIC, a national consortium of 40 major insurance companies formed for development of electronic claim billing standards. Mr. Valdez has 30 years of senior healthcare receivables financing experience.

      Araldo A. Cossutta is President of Cossutta and Associates, an architectural firm based in New York City, with major projects throughout the world. Previously, he was a partner with I.M. Pei & Partners and is a graduate of the Harvard Graduate School of Design and the Ecole des Beaux Arts in Paris. Mr. Cossutta was a significant shareholder in Personal Computer Card Corporation ("PC3") and was chairman of PC3 at the time of its acquisition by the Company in November 1993. He also was a large shareholder and director of Computer Integration Corporation of Boca Raton, Florida from 1993 to 2000.

      Steven W. Evans is a Certified Public Accountant with Evans Miller & Warriner, PSC, an accounting firm which he established in 1976 in Barbourville Kentucky. He is also a founder and active in PTRL, which operates contract research laboratories located in Kentucky, California and Germany. He is also a founder and active in the management of environmental, financial and hotel corporations in Kentucky and Tennessee.

      Robert E. Gross is President of R. E. Gross & Associates, providing consulting and systems projects for clients in the multi-location service, banking and healthcare industries. From 1987 to 1990, he was vice president-technical operations for Medaphis Physicians Service Corp., Atlanta,

Georgia. Prior to that, he held executive positions with Chi-Chi's, Inc., Royal Crown and TigerAir. He also spent 13 years as an engineer with IBM.

      Thomas J. Kirchhofer is president of Synergy Wellness Centers of Georgia, Inc. He is past president of the Georgia Chiropractic Association.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      Our business is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting us and to act on matters requiring approval of the Board of Directors. It also holds special meetings when an important matter requires attention or action by the Board of Directors between scheduled meetings. During fiscal 2007, the Board of Directors did not meet, but acted by unanimous written consent 4 times. The Board of Directors does not have a standing audit, compensation, nominating or governance committee.

      All of our directors are independent, as defined by Rule 4200(a)(15) of the Nasdaq's listing standards, except for Mr. Haire, who is not independent because he is currently employed by the Company as its Chief Executive Officer and Mr. Cossutta, who is not independent due to the above described acquisition of Wound Care.

Audit Committee
---------------

      The Company does not maintain a standing Audit Committee. An audit committee typically reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendations and performance of independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, and internal accounting and financial control policies and procedures. Certain stock exchanges currently require companies to adopt a formal written charter that establishes an audit committee that specifies the scope of an audit committee's responsibilities and the means by which it carries out those responsibilities. In order to be listed on any of these exchanges, the Company will be required to establish an audit committee.

      The  Company's  board  of  directors  does not  have an  "audit  committee financial expert," within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission, serving on its audit committee. The board of directors believes that all members of its audit committee are financially literate and experienced in business matters, and that one or more members of the audit committee are capable of (i) understanding generally accepted accounting principles ("GAAP") and financial statements, (ii) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding our internal controls and procedures for financial reporting; and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the board of directors believes that there is not any audit committee member who has obtained these attributes through the experience specified in the SEC's definition of "audit committee financial expert." Further, like many small companies, it is difficult for the Company to attract and retain board members who qualify as "audit committee financial experts," and competition for these individuals is significant. The board believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated "audit committee financial expert."

Indebtedness of Directors and Executive Officers
------------------------------------------------

      None of our directors or officers or their respective associates or affiliates is indebted to us.

Family Relationships
--------------------

      There are no family relationships among our directors or executive officers.

Compensation Committee
----------------------

      The Company does not maintain a standing Compensation Committee. Due to the Company's small size at this point in time, the Board of Directors has not established a separate compensation committee. All members of the Board of Directors (with the exception of any member about whom a particular compensation decision is being made) participate in the compensation award process. During fiscal 2007, no executive officer received any compensation from the Company.

Nominating Committee
--------------------

      The Company does not maintain a standing Nominating Committee and does not have a Nominating Committee charter. Due to the Company's small size at this point in time, the Board of Directors has not established a separate nominating committee and feels that all directors should have input into nomination decisions. As such, all members of the Board of Directors generally participate in the director nomination process. Under the rules promulgated by the SEC, the Board of Directors is, therefore, treated as a "nominating committee".

      The Board of Directors will consider qualified nominees recommended by shareholders. Shareholders desiring to make such recommendations should submit such recommendations to the Corporate Secretary, c/o MB Software Corporation 777 Main Street, Suite 3100, Fort Worth, Texas 76102. The Board of Directors will evaluate candidates properly proposed by shareholders in the same manner as all other candidates.

      With respect to the nominations process, the Board of Directors does not operate under a written charter, but under resolutions adopted by the Board of Directors. The Board of Directors is responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations for nominations to fill vacancies on the Board of Directors, and for selecting the nominees for selection by the Company's shareholders at each annual meeting. The Board of Directors has not established specific minimum age, education, experience or skill requirements for potential directors. The Board of Directors takes into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals as director nominees. Those factors may include, without limitation, the following:

     o an individual's business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

     o the size and composition of the Board of Directors and the interaction of its members, in each case with respect to the needs of the Company and its shareholders; and

     o regarding any individual who has served as a director of the Company, his or her past preparation for, o attendance at, and participation in meetings and other activities of the Board of Directors or its committees and his or her overall contributions to the Board of Directors and the Company.

      The Board of Directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company's current directors and management as well as input from third parties, including executive search firms retained by the Board of Directors. The Board of

Directors will obtain background information about candidates, which may include information from directors' and officers' questionnaires and background and reference checks, and will then interview qualified candidates. The Board of Directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend that a candidate be nominated to the Board of Directors. We strongly encourage and, from time to time actively survey, our shareholders to recommend potential director candidates.

Shareholder Communications with the Company's Board of Directors

      Any shareholder wishing to send written communications to the Company's Board of Directors may do so by sending them in care of Lucy Singleton, Corporate Secretary, at the Company's principal executive offices. All such communications will be forwarded to the intended recipient(s).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and representations from certain reporting persons regarding their compliance with the relevant filing requirements, the Company believes that all filing requirements applicable to its officers, directors and 10% shareholders were complied with during the fiscal year ended December 31, 2007, with the exception of one transaction effected by Mr. Cossutta, which was filed late.

CODE OF ETHICS

      Due to the current formative stage of the Company's development, it has not yet developed a written code of ethics for its directors or executive officers.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer of the Company during the last three years. The following table and the accompanying notes provide summary information for each of the last three fiscal years concerning cash and non-cash compensation paid or accrued by the Company's Chief Executive Officer over the past three years.

-------------------------------------------------------------------------------------------------------------------------
                            Annual Compensation                   Long Term Compensation
--------------------------- ------------------------------------- -------------------------------------------------------
                                                                  Awards                       Payouts
----------------------------------------------------------------- ---------------------------- --------------------------
                                                     Other        Restricted    Securities
Name and                                             Annual       Stock         Underlying     LTIP       All  Other
Principal Position  Year     Salary       Bonus      Compensation Award(s)      Options        payouts    Compensation
                             ($)          ($)        ($)          ($)           SARs(#)        ($)        ($)
------------------- -------- ------------ ---------- ------------ ------------- -------------- ---------- ---------------

Scott A. Haire      2007     -0-          -          -            -             -              -          -
                    2006     -0-          -          -            -             -              -          -
                    2005     -0-          -          -            -             -              -

------------------- -------- ------------ ---------- ------------ ------------- -------------- ---------- ---------------

EMPLOYMENT AGREEMENTS

      None of our executive officers has an employment agreement with the Company or any of its subsidiaries.

DIRECTOR COMPENSATION

      We do not pay our directors a fee for attending scheduled and special meetings of our board of directors. We intend to reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings. In the future we might have to offer some compensation to attract the caliber of independent board members the Company is seeking.

                  CERTAIN RELATIONSHIPS AND RELATED TRANACTIONS

      Effective August 20, 2004, we acquired Wound Care Innovations, LLC through a merger of Wound Care with a newly formed Company subsidiary. The consideration paid by the Company for Wound Care consisted of an aggregate of 6,000,000 shares of our common stock. These shares were issued to H.E.B., LLC, a Nevada limited liability company, and to Mr. Araldo Cossutta, the sole owners of Wound Care. Mr. Scott A. Haire, our Chairman of the Board, Chief Executive Officer and President is a one-percent member, but the managing member of HEB, and Mr. Cossutta is a member of our Board of Directors.

      In connection with the acquisition of Wound Care, HEB and Mr. Cossutta also agreed to convert an aggregate of $1,800,612 of Wound Care's debt and other obligations owed to HEB and Mr. Cossutta into an aggregate of 2,257,303 additional shares of our common stock.

      Effective November 28, 2007, Wound Care Innovations entered into separate exclusive license agreements with Applied Nutritionals and its founder George Petito, pursuant to which Wound Care Innovations obtained the exclusive world-wide license to certain patented technologies and processes related to CellerateRx products.

      Wound Care Innovations had been marketing and selling CellerateRx for the three previous years under the terms of a distribution agreement that had been terminated in 2005. The new licenses are limited to the human health care market for external wound care, and include any new product developments based on the licensed patent and processes. The term of these licenses extends through the life of the licensed patent.

      In consideration for the licenses, Wound Care Innovations agreed to pay to Applied Nutritionals and Mr. Petito the following royalties, beginning January 3, 2008: (a) an advance royalty of $100,000 in the aggregate, (b) an aggregate royalty of fifteen percent (15%) of gross sales occurring during the first year of the license; (c) an additional advance royalty of $400,000, in the aggregate, on January 3, 2009; plus (d) an aggregate royalty of three percent (3%) of gross sales for all sales occurring after the payment of the $400,000 advance royalty. In addition, after January 3, 2009, Wound Care Innovations must maintain a minimum aggregate annual royalty payment of $375,000.

      All royalties, other than the advance royalty payments described above, are due and payable on a calendar quarterly basis on or before the forty-fifth
(45th) day immediately following the calendar quarter in which gross sales are received.

      In addition to the license agreements, Wound Care Innovations also entered into an exclusive manufacturing agreement with Applied Nutritionals pursuant to which Applied Nutritionals will manufacture all CellerateRx and related products for Wound Care Innovations. The term of the manufacturing agreement extends through the life of the licensed patent; but may be terminated by a successor in interest to Wound Care Innovations, provided that the successor in interest has annual revenues of at least $100,000,000 or a market capitalization of at least $200,000,000.

      In connection with the above transaction, the Company issued to Mr. Petito 1,000 shares of a newly designated Series A Convertible Preferred Stock.

      Prior to entering into the new license agreements, Applied Nutritionals held 900,000 shares of our common stock. These shares were issued to Applied Nutritionals in 2004, in connection with the previous distribution agreement for CellerateRx products. As majority member and manager of Applied Nutritionals, Mr. Petito may be deemed to be the beneficial owner of these shares.

      Effective January 1, 2008, we issued 490.196 shares of our Series A Convertible Preferred Stock to Keystone Equity Partners in exchange for the cancellation of approximately $1,500,000 in debt. The debt was recently acquired by Keystone from H.E.B., LLC, our majority shareholder, and its affiliates.

      Each share of Series A Convertible Preferred Stock will automatically convert into an aggregate of 5,100 shares of common stock upon the filing of an amendment to our Articles of Incorporation increasing our authorized number of shares of common stock from 20,000,000 to 100,000,000. The preferred stock participates with the common stock, on an as converted basis with respect to dividends and liquidation, and votes together with the common stock as a single class, as if such shares of preferred stock had been converted. The preferred stock will automatically convert into an aggregate of 5,100,000 shares of common stock upon the filing an amendment to our Articles of Incorporation increasing our authorized number of shares of common stock from 20,000,000 to 100,000,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      As of April 1, 2008, there were 16,727,550 shares of common stock issued and outstanding. The following table sets forth certain information concerning the ownership of the Company's common stock as of April 1, 2008, with respect to: (a) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (b) all directors; and (c) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below.

                                              Amount and Nature
Title    Name of Beneficial                     of Beneficial           Percent
Class    Owner of Group(1)                        Ownership             of Class

Common   Scott A. Haire(2)                        7,095,184               42.4%
           Chairman and
           Chief Executive Officer

Common   Araldo A. Cossutta                       5,015,000               30.0%
           Director

Common   Steven W. Evans                          1,015,000                6.1%
           Director

Common   Thomas J. Kirchhofer                            --                  *
           Director

Common   Robert E. Gross                                 --                  *
           Director

Common   Gilbert Valdez                               1,666                  *
           Chief Operating Officer
           and Director

Common   Applied Nutritionals, LLC                  900,000                5.4%
         1890 Bucknell Drive
         Bethleham, PA 18015

Common   George Petito                            6,000,000(3)            27.5%
         1890 Bucknell Drive
         Bethleham, PA 18015

Common   Keystone Equity Partners                 2,500,000(4)            13.0%
         5125 Stephanie Drive
         Ft. Worth, TX 76117

Common   T Squared Investments, LLC               1,286,207(5)             7.7%
         c/o T Squared Capital LLC
         1325 Sixth Avenue, Floor 28
         New York, New York 10019

Common   All Directors and Executive Officers
         As a Group (six in number)              14,026,850               83.9%

* less than 1%
(1) Unless otherwise noted, the address for each person or entity listed is 777 Main Street, Suite 3100, Fort Worth, Texas 76102.
(2) 6,980,070 of these shares are held by H.E.B., LLC. Mr. Haire is the managing member of H.E.B., LLC, and as such, is deemed to be the beneficial owner of such shares.
(3) Consists of 900,000 shares held by Applied Nutritionals and 1,000 shares of Preferred Stock that will automatically convert into 5,100,000 shares of Common Stock upon the effectiveness of the Amendment. Mr. Petito is the majority member and the manager of Applied Nutritionals and in such capacity, may be deemed to be the beneficial owner of such shares.
(4) Consists of 490.196 shares of Preferred Stock that will automatically convert into 2,500,000 shares of Common Stock upon the effectiveness of the Amendment.
(5) Consists of options granted by H.E.B., LLC to purchase 1,200,000 shares, exercisable within 60 days.


                            DESCRIPTION OF SECURITIES

      The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws as amended, and by the applicable provisions of Texas law.

      Our authorized capital stock consists of 20,000,000 shares of common stock, having a par value of $0.001 per share and 5,000,000 shares of convertible preferred stock, having a par value of $10.00 per share.

COMMON STOCK

      Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our Articles of Incorporation do not permit cumulative voting for the election of directors, which means that the holders of more than 50 percent of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

      The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and of any liquidation preference to the holders of the company's preferred shares.

      All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

PREFERRED STOCK

      The board of directors may, without further action of our common stockholders, issue shares of preferred stock in one or more series and fix or alter the rights and preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly un-issued series of preferred stock. The board of directors may, without further action by our common stockholders, issue shares of preferred stock that it has designated.


      The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock. While the issuance of preferred stock provides flexibility in connection with additional financing, possible acquisitions and other corporate purposes, future issuances may have the effect of delaying, deferring or preventing the change of control in us without further action by the stockholders and may discourage bids for the common stock at a premium over the market price. The board of directors may, without stockholder approval, provide for the issuance of preferred stock that could have voting, conversion or other rights superior to the rights of holders of common stock.

      The board of directors has classified one series of preferred stock, Series A Convertible Preferred Stock (the "Series A Stock"). Each share of
Series A Stock is convertible into 5,100 shares of common stock and will automatically convert upon the effectiveness of an amendment to our Articles of Incorporation increasing the number of authorized shares of common stock from 20,000,000 to 100,000,000. Each share of Series A Stock participates with the common stock, on an as converted basis, with respect to dividends and liquidation and votes together as a class with the common stock (on an as converted basis).

                               SELLING SHAREHOLDER

      The following table sets forth the name of the selling shareholder and for each selling shareholder, the number of shares of common stock beneficially owned as of March 4, 2008, the number of shares being registered, and the amount and percentage (if one percent or more) of shares of common stock to be owned by each selling shareholder after the offering is complete. All information with respect to share ownership has been furnished by the selling shareholder. The shares being offered are being registered to permit public secondary trading of the shares and the selling shareholder may offer all or part of the shares owned for resale from time to time. The selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is the selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling shareholder upon termination of the offering made hereby.

---------------------------------------------------------------------------------------------------------------------
Selling shareholder                                          Shares of
                                                Shares of   Common Stock                                Percentage
                                              Common Stock  to be issued      Total       Shares of    ownership (if
                                                 to be        upon the       Shares of      Common      one percent
                               Shares of      issued upon    exercise of      Common      Stock held     or more)
                              Common Stock   the conversion   warrants      Stock to be    after the     after the
                                Issued          of Notes       and/or       registered     offering     offering is
                                                               options                    is complete     complete
---------------------------------------------------------------------------------------------------------------------

Thomas Sauve
(T Squared Investments, LLC)    86,207       1,206,897        2,700,000      3,993,104          0
---------------------------------------------------------------------------------------------------------------------

      The shares being registered were acquired by the selling shareholder on January 11, 2008, through a private placement of common stock, convertible notes, warrants and options described below.

      Pursuant to the terms of the Note Purchase Agreement, the Company issued and sold to the selling shareholder a convertible promissory note in the principal amount of $700,000 (the "Note"). The Company also issued and sold to the selling shareholder 86,207 shares of Common Stock and warrants to purchase an aggregate of 1,500,000 additional shares of Common Stock ("Warrants"), at a cash purchase price of $50,000, pursuant to the terms of a Common Stock Purchase Agreement.

      The Note bears interest at the rate of eight percent per annum, payable monthly. The Note initially converts into 1,206,897 shares, subject to the adjustments to the conversion price described below; provided that the selling shareholder shall not be entitled to convert the Note into shares of Common Stock that would result in beneficial ownership by the selling shareholder and its affiliates of more than 4.9% of the then outstanding number of shares of Common Stock on such date. The conversion price of the Note shall automatically be adjusted if the Company's pre-tax earnings fall below certain thresholds. Specifically, if the Company's pre-tax earnings are between $0.093 and $0.046 per share as reported for the six months ended June 30, 2008, the conversion price of the Note shall be decreased proportionally by 0% if the pre-tax earnings are $0.093 per share or greater and by 50% if the pre-tax earnings are $0.046 per share. In addition, if the Company's pre-tax earnings are between $0.204 and $0.102 per share as reported for the year ended December 31, 2008, the conversion price of the Note shall be decreased proportionally by 0% if the pre-tax earnings are $0.204 per share or greater and by 50% if the pre-tax earnings are $0.102 per share. In no event, however, shall the aforementioned conversion price adjustments be made if the price of the Common Stock has not, during the three months prior to the aforementioned measurement dates, been below $3.00 per share for any consecutive 20 day period. The conversion price of the Note shall also be adjusted if the Company subsequently issues equity at a price per share below the then current conversion price of the Note.

      The Warrants are exercisable at any time and expire on January 11, 2013. The Warrants are exercisable at $1.00 per share with respect to 500,000 shares of Common Stock, and $1.25 per share with respect to 1,000,000 shares of Common Stock. The exercise price automatically adjusts if the Company's pre-tax earnings fall below certain thresholds, on the same basis as adjustments to the conversion price of the Note described above. The Warrants also contain an automatic exercise feature that is triggered if the volume weighted average market price of the Common Stock is equal to or greater than $3.00 per share for a period of 20 consecutive days and if there is an effective registration statement for the shares underlying the Warrants.

      The Common Stock Purchase Agreement contains restrictions on the Company's ability to issue additional debt and preferred stock and provides the selling shareholder with a right of first refusal with respect to any subsequent funding of the Company. The Common Stock Purchase Agreement also restricts the ability of the Company's officers and directors to sell shares of Common Stock for a period of three years.

      In connection with the transactions described above, HEB LLC, a Nevada limited liability company and a majority shareholder of the Company and an affiliate of Mr. Scott Haire, our Chairman and Chief Executive Officer, issued to the selling shareholder options to purchase an aggregate of 1,200,000 shares of the Company's Common Stock ("Options"). These Options may be exercised at any time prior to the expiration of the date that is the later of (a) 36 months from the grant date, or (b) 24 months from the effectiveness of a registration statement covering the resale of the shares underlying the option. The exercise price of the Options is (1) $300,000 with respect to 300,000 shares; (2) $450,000 with respect to 300,000 shares; (3) $600,000 with respect to 300,000 shares; and (4) $750,000 with respect to 300,000 shares.

      The Company has agreed to file a registration statement covering the resale of all shares of Common Stock sold, to be issued upon conversion of the Notes and the exercise of the Warrants and Options. This registration statement to which this Prospectus is a part, satisfies our obligation.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offering, and assuming the conversion of the Note and the exercise of the warrants and options described above, we will have 19,434,447 shares of common stock outstanding. A current stockholder who is an "affiliate" of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company, will be required to comply with the resale limitations of Rule 144.

      Purchasers of the shares offered by the selling shareholder, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least one years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

                              PLAN OF DISTRIBUTION

      The 3,993,104 shares being offered by the selling shareholder may be sold or distributed from time to time by the selling shareholder (the term "selling shareholder" includes, for purposes of this section, donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer) directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. Such sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokerage transactions, including long or short sales,
     o transactions involving cross or block trades, or otherwise on the OTC Bulletin Board,
     o purchases by brokers, dealers, agents or underwriters as principals and subsequent resales by the purchasers for their own accounts pursuant to this prospectus,
     o sales "at the market" to, or through, market makers or into an existing market for the shares,
     o sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
     o transactions involving puts, calls and other options, swaps, or other derivatives, whether exchange-listed or otherwise, or
     o transactions involving any combination of the foregoing or any other legally available means.

      In addition, the selling shareholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. The selling shareholder may also enter into options or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.

      A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling shareholder and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. We know of no existing arrangements between the selling shareholder and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

      Because selling shareholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act.

      Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $16,235.

      We have informed the selling shareholder that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.

      Upon our being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by the selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      There have been no changes in and/or disagreements with Pritchett, Siler & Hardy, P.C., independent certified public accountants, on accounting and financial disclosure matters.

                                  LEGAL MATTERS

      Certain legal matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for the Company and the selling shareholder by Colbert Johnston LLP.

                                     EXPERTS

      The consolidated financial statements of the Company included in this prospectus have been audited for the year ending December 31, 2006 and December 31, 2007 by Pritchett, Siler & Hardy, P.C., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

     On February 13, 2007, we dismissed Clancy and Co., P.L.L.C. as our independent auditors. The reports of Clancy and Co., P.L.L.C. on our financial statements for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion, and were not modified as to uncertainty, audit scope or accounting principles, other than the "going concern" disclaimer contained therein. The decision to change our independent registered public accountant was authorized and approved by our board of directors. On February 13, 2007, we engaged Pritchett, Siler & Hardy, P.C., as our new independent registered public accountant.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

      The Company's Bylaws provide that the Company has the power to indemnify its directors and officers to the fullest extent provided by Texas law. Pursuant to Texas law, a corporation may indemnify its officers and directors, provided that such person:

      (a)  conducted himself or herself in good faith;

      (b) reasonably believed (i) in the case of conduct in his or her official capacity as an officer or director or officer of the corporation, that such conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

      (c) in the case of any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful.

      The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors, or persons controlling the Company under the foregoing provisions, the Company has been informed that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      No "Expert" or "Counsel" as defined by Item 509 of Regulation S-K promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in the company.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the shares of common stock offered in this offering prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits that are part of the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission files, including this registration statement, at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Registered Public Accounting Firm......................F-1

Consolidated Balance Sheet..................................................F-17

Consolidated Statements of Operations.......................................F-18

Consolidated Statements of Changes in Stockholders' Deficiency..............F-19

Consolidated Statements of Cash Flows.......................................F-20

Notes to the Consolidated Financial Statements..............................F-21

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors and Shareholders
MB SOFTWARE CORPORATION AND SUBSIDIARY


We have audited the accompanying consolidated balance sheets of MB Software Corporation and Subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MB Software Corporation and Subsidiary as of December 31, 2007 and 2006 and the consolidated results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that MB Software Corporation and Subsidiary will continue as a going concern. As discussed in Note 2 to the financial statements, MB Software Corporation and Subsidiary have incurred recurring losses and has a stockholders' deficiency. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah
March 28, 2008

                     MB SOFTWARE CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2007
ASSETS
------

CURRENT ASSETS:

Cash                                                         $        781
Accounts Receivable                                                24,668
Notes Receivable                                                   81,650
Inventory                                                         263,276
                                                             ------------
Total current assets                                              370,375

Property and Equipment, Net                                        23,335

Investments
Other Assets                                                       12,020
                                                             ------------
TOTAL ASSETS                                                 $    405,730
                                                             ============





LIABILITIES AND STOCKHOLDERS' DEFICIENCY
----------------------------------------

CURRENT LIABILITIES:

Accounts payable                                             $    110,107
Dividends/Royalties, Accrued liabilities                          326,649
Accrued interest-Related Parties                                  274,680
Notes Payable- Related Parties                                  1,498,074
Notes Payable                                                      10,000
                                                             ------------
Total Current Liabilities                                       2,219,510
                                                             ------------
TOTAL LIABILITIES                                               2,219,510

Stockholders' Deficiency
      Preferred stock, $10 par value, 5,000,000 shares             10,000
authorized; 1,000 issued and outstanding
      Common stock:  $0.001 par value;  100,000,000 shares         16,145
authorized;
         16,145,432 issued and 16,141,343 outstanding:               --
   Additional paid-in capital                                  11,171,496
Less Treasury Stock, at cost; 4,089 shares                        (12,039)
Accumulated deficit                                           (12,999,382)
                                                             ------------
Total stockholders deficiency                                  (1,813,780)
                                                             ------------

TOTAL LIABILITIES AND STOCKHOLDERS'                          $    405,730
 DEFICIENCY                                                  ============


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     MB SOFTWARE CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

--------------------------------------------------------------------------------

                                                 2007            2006
                                             ------------    ------------
Revenues                                     $    630,505    $    189,755


Cost of revenues                                  223,184         193,057
                                             ------------    ------------

Gross margin                                      407,321          (3,302)

Selling, general and administrative              (813,058)       (484,583)
                                             ------------    ------------

Loss from operations                             (405,737)       (487,885)

Other income (expense)
   Interest expense, net                         (137,019)       (135,674)
                                             ------------    ------------
Total other income (expense)                     (137,019)       (135,674)
                                             ------------    ------------

Loss before provision for income taxes           (542,756)       (623,559)

Current tax expense                                  --              --
Deferred tax expense                                 --              --

Loss from continuing operations                  (542,756)       (623,559)
                                             ------------    ------------

Net loss                                     $   (542,756)   $   (623,559)
                                             ============    ============

Basic and diluted loss per share:
   Continuing operations                     $      (0.03)   $      (0.04)
                                             ------------    ------------
                                             $      (0.03)   $      (0.04)
                                             ============    ============

Weighted average common shares outstanding     16,141,343      16,141,343
                                             ============    ============











              The accompanying notes are an integral part of these
                       consolidated financial statements.


                     MB SOFTWARE CORPORATION AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 2007 AND 2006

---------------------------------------------------------------------------------------------------------------------
                          Preferred    Preferred
                            Stock        Stock       Common        Common       Additional
                           Shares        Amount       Stock         Stock        Paid-In     Accumulated    Treasury
                        ------------  ------------ ------------  ------------  ------------  ------------  ------------

Balance,December 31,                                 16,145,432  $     16,145  $  1,181,496  $(11,833,067) $    (12,039)
2005
Net Loss                                                                                         (623,559)
                        ------------  ------------ ------------  ------------  ------------  ------------  ------------
Balance, December 31,
2006                                                 16,145,432        16,145    11,181,496   (12,456,626)     (12,039)
                        ------------  ------------ ------------  ------------  ------------  ------------  ------------
Issuance of preferred
stock                          1,000        10,000                                  (10,000)
                        ------------  ------------ ------------  ------------  ------------  ------------  ------------
Net Loss                                                                                         (542,756)

                        ------------  ------------ ------------  ------------  ------------  ------------  ------------
Balance, December 31,
2007                           1,000  $     10,000   16,145,432  $     16,145  $ 11,181,496  $(12,999,382) $    (12,039)
                        ============  ============ ============  ============  ============  ============  ============



















              The accompanying notes are an integral part of these
                       consolidated financial statements.



                     MB SOFTWARE CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2007 AND 2006

--------------------------------------------------------------------------------
                                                                                      2007        2006
                                                                                   ---------    ---------

Cash flows from operating activities
------------------------------------
Loss from continuing operations                                                    $(542,756)   $(623,559)

Adjustments to reconcile net loss to net cash used in operating activities
   Depreciation                                                                       20,080       21,786
Changes in assets and liabilities:
   (Increase) decrease in accounts receivable                                         35,056      (29,526)
   (Increase) decrease in inventory                                                 (166,705)     (65,927)
   (Increase) decrease in prepaid expenses and other assets                           48,256       85,090
    Increase (decrease) in accounts payable and accrued liabilities                   64,711      213,166
    Increase (decrease) in royalties payable, including related accrued interest     160,460         --
                                                                                   ---------    ---------
Net cash flows (used) in operating activities                                       (380,898)    (398,970)

Cash flows from investing activities
------------------------------------
   Increase in notes receivable                                                      (81,650)        --
   Purchase of fixed assets                                                             --        (16,430)
                                                                                   ---------    ---------
Net cash flows used in investing activities                                          (81,650)     (16,430)

Cash flows from financing activities
------------------------------------
   Principal payments under capital lease obligation                                  (3,169)      (3,992)
   Proceeds from notes payable                                                        10,000         --
   Proceeds from notes payable-related parties                                       385,000      670,000
   Payments on notes payable-related party                                          (105,000)        --
   Net payment on line of credit-related party                                       (59,803)     (17,135)
                                                                                   ---------    ---------
Net cash flows provided by financing activities                                      227,028      648,873
                                                                                   ---------    ---------

Increase (decrease) in cash                                                         (235,520)     233,473

Cash and cash equivalents, beginning of year                                         236,301        2,828
                                                                                   ---------    ---------
Cash and cash equivalents, end of year                                             $     781    $ 236,301
                                                                                   ---------    ---------
Cash paid during the year for:
------------------------------
   Interest                                                                        $     108    $    --
                                                                                   =========    =========
   Income taxes                                                                         --           --
                                                                                   =========    =========

Supplemental  non-cash  investing and financing  activities:  For the year ended
    December 31, 2007:
The Company issued 1,000 shares of Preferred Stock in connection with the signing of a License agreement.

    For the year ended December 31, 2006:
         None

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     MB SOFTWARE CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      YEARS ENDED DECEMBER 31 2007 AND 2006


NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

MB  Software  Corporation,   a  Texas  corporation  and  subsidiary  Wound  Care
Innovations, LLC, a Nevada limited liability company (collectively referred to as the "Company") distributes collagen-based wound care products to healthcare providers such as physicians, clinics and hospitals throughout the United States.

Significant Accounting Policies

Principles of consolidation and presentation - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated upon consolidation.

Business combinations - Transfers and exchanges of assets between companies under common control are accounted for at historical cost in a manner similar to that in a pooling of interests accounting. The excess of the cost of the asset acquired over the net assets sold at their book values are charged to additional paid-in capital.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Changes in estimates are recognized in accordance with the accounting rules for the estimate, which is typically in the period when new information becomes available to management. Actual results could differ from those estimates.

Fair value of financial instruments - For certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, and amounts due to related parties, the carrying amounts approximate fair value due to their short maturities.

Cash and cash equivalents - The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2007. The Company maintains its cash in bank deposit accounts at high quality financial institutions. The balances at times may exceed Federally insured limits of $100,000.

Fixed assets - Fixed assets are stated at cost. Depreciation for financial statement purposes is computed on the straight-line method over the estimated useful lives of the related assets ranging from three to seven years. When fixed assets are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. Depreciation expense for 2007 amounted to $20,080 (2006: $21,786).

Revenue recognition - Revenue is recognized when the product is shipped and the risks and rewards of ownership have transferred to the customer. The Company recognizes shipping and handling fees as revenue, and the related expenses as a component of cost of sales.

Allowance for doubtful accounts - The Company establishes an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility. Bad debt reserves are maintained based on a variety of factors, including the length of time receivables are past due and a detailed review of certain individual customer accounts. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. The allowance for doubtful accounts at December 31, 2007, and 2006 is $9,000 and $0 respectively.

Inventories - Inventories are stated at the lower of cost or net realizable value, with cost computed on a first-in, first-out basis. Inventories consist of powders, gels and the related packaging supplies. The Company has recorded an allowance for obsolete and slow moving inventory of $7,261 and $75,000 at December 31, 2007 and 2006 respectively

Long-lived assets - Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived assets. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Income taxes - The Company recognizes deferred tax assets and liabilities for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts using enacted tax rates in effect for the year the differences are expected to reverse. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Stock-based compensation - The Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123(R)"), on January 1, 2006, which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors, including employee stock options and shares issued through its employee stock purchase plan, based on estimated fair values. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method that was used to account for stock-based awards prior to January 1, 2006, which had been allowed under the original provisions of SFAS 123, compensation expense is recorded on the date of grant if the current market price of the underlying stock exceeded the exercise price. Any compensation expense is recorded on a straight-line basis over the vesting period of the grant. The adoption of this standard had no impact to the Company's financial position, results of operations or cash flows as the Company's previous stock-based compensation awards expired prior to January 1, 2006, and there have been no grants during 2006 or 2007. See Note 8 for a description of the Company's stock option plan.

Earnings per share - Basic and diluted earnings or loss per share ("EPS") amounts in the financial statements are computed in accordance with SFAS No. 128, "Earnings per Share." Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding plus dilutive common stock equivalents. Basic EPS is computed by dividing net earnings available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS is calculated by dividing net earnings by the weighted average number of common shares outstanding and other dilutive securities. Accordingly, diluted EPS was not presented because it was antidilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value.

Related party transactions - A related party is generally defined as (i) any person that holds 10% or more of the Company's securities and their immediate families, (ii) the Company's management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Recent accounting pronouncements - The Financial Accounting Standards Board ("FASB") has issued the following pronouncements:

In December 2007, the FASB issued FAS No. 141 (Revised 2007), "Business Combinations" (FAS 141R) which replaces FAS No. 141, "Business Combinations". FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The statement also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective for our fiscal year 2009 and must be applied prospectively to all new acquisitions closing on or after January 1, 2009. Early adoption of this standard is not permitted. We are currently evaluating the impact, if any, of FAS 141R on our Consolidated Financial Statements.

In February 2007, the FASB issued FAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities -- Including an amendment of FASB Statement No. 115" (FAS 159). FAS 159 expands the use of fair-value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value. Under FAS 159, a company may elect to use fair value to measure various assets and liabilities including accounts receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. If the use of fair value is elected, any upfront costs and fees related to the item must be recognized in earnings and cannot be deferred. The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value. At the adoption date, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of FAS 159, changes in fair value are recognized in earnings. FAS 159 is effective for our fiscal year 2008. We are currently evaluating the impact, if any, of FAS 159 on our Consolidated Financial Statements.

In December 2007, the FASB issued FAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements -An Amendment of ARB No. 51" (FAS 160). FAS 160 requires that accounting and reporting for minority interests be recharacterized as noncontrolling interests and classified as a component of equity. The standard is effective for our fiscal year 2009 and must be applied prospectively. We do not expect that the adoption of FAS 160 will have a material impact on our Consolidated Financial Statements.

In February 2006, the FASB issued SFAS 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements 133 and 140, ("SFAS 155"). SFAS was effective for the Company beginning January 1, 2007. The statement permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, to be accounted for as a single financial instrument at fair value, with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The adoption had no impact to the Company's consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty of Income Taxes-an interpretation of FASB Statement No. 109 ("FIN 48"), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in the consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for the Company as of the beginning of the Company's 2008 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The provisions of FASB Interpretation 48 are not expected to have any impact on the Company's financial statements.

In September 2006, the FASB issued FASB No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Benefits ("FAS 158"). FAS 158 addresses the accounting for defined benefit pension plans and other postretirement benefit plans ("plans"). Specifically, FAS 158 requires companies to recognize an asset for a plan's overfunded status or a liability for a plan's underfunded status and to measure a plan's assets and its obligations that determine its funded status as of the end of the company's fiscal year, the offset of which is recorded, net of tax, as a component of other comprehensive income in shareholders' equity. FAS 158 was effective for the Company as of September 30, 2007 and applied prospectively. The provisions of FAS 158 are not expected to have any impact on the Company's financial statements.

In September 2006, the FASB issued FASB statement No. 157, Fair Value Measurements ("FAS 157"). FAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value and expands on required disclosures about fair value measurement. FAS 157 is effective for the Company on October 1, 2008 and will be applied prospectively. The provisions of FAS 157 are not expected to have a material impact on the Company's financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force ("EITF")), the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

NOTE 2 - GOING CONCERN

The financial statements have been prepared on a going concern basis, which contemplates realization of assets and liquidation of liabilities in the ordinary course of business. The Company has continuously incurred losses from operations and has a significant accumulated deficit. The appropriateness of using the going concern basis is dependent upon the Company's ability to obtain additional financing or equity capital and, ultimately, to achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern.

It is the Company's belief that it will continue to incur losses for at least the next twelve months, and as a result will require additional funds from debt or equity investments to meet such needs. To meet these objectives, management's plans are to (i) raise capital by obtaining funds from debt financing and / or equity financing through private placement efforts, (ii) issue common stock for services rendered in lieu of cash payments (iii) convert outstanding debt to equity and (iii) obtain loans from shareholders. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The Company anticipates that its shareholders will contribute sufficient funds to satisfy the cash needs of the Company for the next twelve months. However, there can be no assurances to that effect, as the Company's need for capital may change dramatically if it is successful in expanding its current business or acquiring a new business. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities.

Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's future ability to achieve these objectives cannot be determined at this time. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - EXCLUSIVE LICENSE AGREEMENT

Effective November 28, 2007, Wound Care Innovations entered into separate exclusive license agreements with Applied Nutritionals and its founder George Petito, pursuant to which Wound Care Innovations obtained the exclusive world-wide license to certain patented technologies and processes related to CellerateRx products.

Wound Care Innovations had been marketing and selling CellerateRx for the three previous years under the terms of a distribution agreement that had been terminated in 2005. The new licenses are limited to the human health care market for external wound care, and include any new product developments based on the licensed patent and processes. The term of these licenses extends through the life of the licensed patent.

In consideration for the licenses, Wound Care Innovations agreed to pay to Applied Nutritionals and Mr. Petito the following royalties, beginning January 3, 2008: (a) an advance royalty of $100,000 in the aggregate, (b) an aggregate royalty of fifteen percent (15%) of gross sales occurring during the first year of the license; (c) an additional advance royalty of $400,000, in the aggregate, on January 3, 2009; plus (d) an aggregate royalty of three percent (3%) of gross sales for all sales occurring after the payment of the $400,000 advance royalty. In addition, after January 3, 2009, Wound Care Innovations must maintain a minimum aggregate annual royalty payment of $375,000.

All royalties, other than the advance royalty payments described above, are due and payable on a calendar quarterly basis on or before the forty-fifth (45th) day immediately following the calendar quarter in which gross sales are received.

In connection with the above described license agreements, we issued to Mr. George Petito 1,000 shares of a newly designated Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock will automatically convert into 5,100 shares of common stock upon the filing of an amendment to our


Articles of Incorporation  increasing our authorized  number of shares of common stock from 20,000,000 to 100,000,000.  The preferred stock participates with the
common  stock,   on  an  as  converted  basis  with  respect  to  dividends  and liquidation,  and votes together with the common stock as a single class,  as if such shares of preferred  stock had been  converted.  The  preferred  stock will automatically convert into an aggregate of 5,100,000 shares of common stock upon the  filing  an  amendment  to our  Articles  of  Incorporation  increasing  our authorized number of shares of common stock from 20,000,000 to 100,000,000.

In addition to the license agreements, Wound Care Innovations also entered into an exclusive manufacturing agreement with Applied Nutritionals pursuant to which Applied Nutritionals will manufacture all CellerateRx and related products for Wound Care Innovations. The term of the manufacturing agreement extends through the life of the licensed patent; but may be terminated by a successor in interest to Wound Care Innovations, provided that the successor in interest has annual revenues of at least $100,000,000 or a market capitalization of at least
$200,000,000.

NOTE 4 - RELATED PARTY TRANSACTIONS

Notes Payable

Funds  are  advanced  from  various  related  parties  including  the  Company's
President and CEO/CFO. Other shareholders fund the company as necessary to meet working capital requirements and expenses. The advances are made pursuant to a note agreement that bears interest at 10% per annum, payable quarterly, and with maturity dates through December 31, 2008 per the table below. All notes are current liabilities and some of the notes are currently in default. Accrued interest due to related parties included in accrued liabilities as of December
31, 2007 was approximately $274,680. The following is a summary of amounts due to / from related parties as of December 31, 2007:


     Related party           Nature of relationship         Terms of the agreement                      Amounts due to
                                                                                                        related parties
------------------------- ----------------------------- ----------------------------------------------- -----------------

Scott Haire, an           Chairman of the Board, CEO    Unsecured  note  dated  July                    $ 10,000
individual                and CFO of this Company       11,  2005 for $10,000 at 10%
                                                        per  annum,  due on Dec  31,
                                                        2008
HEB, LLC, a Nevada        Scott Haire, is a             Series  of  funds   advanced                     338,664
Limited Liability         one-percent                   under     two      separate,
Company                   Member, but the managing      unsecured  $1 million  lines
                          member                        of credit dated November 26,
                                                        2003 and  November  4, 2004,
                                                        both of HEB,  LLC at 10% per
                                                        annum;   no  maturity  date,
                                                        interest payable  quarterly;
                                                        unused  lines  available  at
                                                        December   31,   2007  total
                                                        $1,661,336.

Araldo Cossutta, an       Director and stockholder of   Six   separate,    unsecured                     647,000
individual                the Company                   notes   as   follows:    (i)
                                                        $75,000 note dated September
                                                        30, 2004,  at 10% per annum,
                                                        due  Dec  31,   2008;   (ii)
                                                        $80,000 note dated September
                                                        14, 2005,  at 10% per annum,
                                                        due  Dec  31,  2008;   (iii)
                                                        $350,000  note dated Oct.15,
                                                        2007 at 10% per  annum,  due
                                                        Dec  31,   2007   and   (iv)
                                                        $42,000  noted date April 5,
                                                        2005, at 10% per annum,  due
                                                        Dec 31, 2008 and (v) $50,000


                                      F-11


                                                        note dated  January 4, 2006,
                                                        at 10% per  annum,  due Dec.
                                                        31,  2007 and  (vi)  $50,000
                                                        note dated  January 31, 2006
                                                        due Dec. 31, 2007.


eAppliance Payment        Controlling owners in         Note  dated  January 1, 2004                       2,410
Solutions, LLC a Nevada   eAppliance Payment            for $2,410 at 10% per annum;
Limited Liability         Solutions, LLC are Cossutta   $10,000 line of credit.
Company                   and Haire



Keystone Equity Partners  Investors                     Note dated December 14, 2006                     500,000
                                                        for   $500,000  at  10%  per
                                                        annum; due Dec. 31, 2008
                                                                                                      $1,498,074
                                                                                                      =================




Notes Receivable

During December 2007 the Company extended a Line of Credit to HEB, LLC in the amount of $500,000. Interest is accrued on outstanding balances at 10% per annum. At December 31, 2007 the amount advanced and receivable on the Line was $81,650.

Administrative services

The  Company  provides  limited  administrative   services  to  other  companies
affiliated through common ownership of the Company's shareholders.

NOTE 5 - FIXED ASSETS

Fixed assets consists of the following:
Furniture and fixtures                            $      13,607
Phone system                                             13,302
Computer equipment                                       11,796
Artwork                                                  30,000
Web-Site                                                 16,430
                                                ----------------
                                                         85,135
Less accumulated depreciation                           (61,799)
                                                ----------------
Net book value                                    $      23,336
                                                ================


NOTE 6 - COMMITMENTS AND CONTINGENCIES

Consulting Agreement

The Company's subsdiary entered into a Consulting Agreement dated November 15, 2007, for consulting and development of customers and delivery of presentations, payment shall be $7,383.34 per month. The Agreement can be terminated by either party with a two week notice.

Operating leases

The Company leases office space and office equipment under operating leases expiring in various years through 2009. Rental expense charged to operations for 2007 was approximately $96,077 (2006: $109,500). Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of 1 year as of December 31, 2007, for each of the next five years and in the aggregate are as follows:


2008                                             $     56,636
2009                                                   39,441
2010                                                     --
                                                ----------------
                                                $      96,077
                                                ================


Federal Payroll Taxes

The Company is delinquent in the payment of its payroll tax liabilities with the Internal Revenue Service. As of December 31, 2007, unpaid payroll taxes total approximately $203,484 and related penalties and interest approximated $123,000 computed through December 31, 2007. These liabilities have been recorded as accrued liabilities and general and administrative expenses at December 31, 2007. The Company expects to pay these delinquent payroll tax liabilities as soon as possible. The final amount due will be subject to the statutes of limitations related to such liabilities and to negotiations with the Internal Revenue Service.

NOTE 7 -NOTES PAYABLE

The Company has entered into the following non-related party notes payable:

Island Capital                    Dated November 14, 2007            $10,000.00
                                    Due March 31, 2008

Related Party Notes Payable (See Note 4)                           1,498,074.00
                                                                   ------------

Total Note Payable                                                 1,508,074.00

Less Current Portions                                             (1,508,074.00)
                                                                   ------------

Total Long-Term Debt                                                   --

NOTE 8 - STOCKHOLDERS' EQUITY TRANSACTIONS

Common stock issued

At December 31, 2007 and 2006 the Company had 16,145,432 shares of common stock issued and 16,141,343 outstanding. Of these shares, 4,089 shares are held by the Company as treasury stock.

Preferred Stock Issued

Each share of Series A Convertible Preferred Stock will automatically convert into 5,100 shares of common stock upon the filing of an amendment to our Articles of Incorporation increasing our authorized number of shares of common stock from 20,000,000 to 100,000,000. The preferred stock participates with the common stock, on an as converted basis with respect to dividends and liquidation, and votes together with the common stock as a single class, as if such shares of preferred stock had been converted. The preferred stock will automatically convert into an aggregate of 5,100,000 shares of common stock upon the filing an amendment to our Articles of Incorporation increasing our authorized number of shares of common stock from 20,000,000 to 100,000,000.

Effective November 28, 2007, in connection with the entry by Wound Care Innovations into certain license agreements with Applied Nutritionals and Mr. George Petito, The Company issued to Mr. George Petito 1,000 shares of a newly designated Series A Convertible Preferred Stock.

Effective January 1, 2008, the Company issued 490.196 shares of our Series A Convertible Preferred Stock to Keystone Equity Partners in exchange for the cancellation of approximately $1,500,000 in debt. (See Note 12).

NOTE 9 - CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Major Customers and Trade Receivables

The Company has 5 customers in 2007 (2006: 4 customers) that each account for more than 10% of its revenues. Trade receivables from these customers totaled approximately $24,618 or 73% of total accounts receivable balance at December 31, 2007, and were unsecured.

NOTE  10 - CONCENTRATION OF SUPPLIER RISK

The Company purchases substantially all of its powders and gels from one vendor. If this vendor became unable to provide materials in a timely manner and the Company was unable to find alternative vendors, the Company's business, operating results and financial condition would be materially adversely affected.

NOTE 11 - INCOME TAXES

The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, as appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carry forward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.

At December 31, 2007, deferred tax asset results from the deferred tax benefit of net operating losses. The net current and non-current deferred tax assets have a 100% valuation allowance, as the ability of the Company to generate sufficient taxable income in the future is uncertain. The net change in the valuation allowance for 2007 was approximately $118,000 (2006: $200,000).

The Company generated net operating losses for financial reporting and Federal income tax reporting prior to its reorganization in 1993. As of December 31, 2005, subject to limitations under Internal Revenue Code Section 382, approximately $437,000 of these losses is available for use after the reorganization, which expire in 2008 if not previously utilized. The net operating loss carry forward at December 31, 2007 is approximately $12,700,000 and will begin to expire in 2008, if not utilized.

A reconciliation of expected federal income tax expense (benefit) based on the U.S. Corporate income tax rate of 34% to actual expense (benefit) for 2007 and 2006 is as follows (rounded):

                                                   2007          2006
                                                ----------    ----------
Expected federal income tax benefit             $ 184,500     $ 212,000
Valuation allowance and other                    (184,500)     (212,000)
                                                ----------    ----------
Income tax  expense (benefit)                        --            --
                                                ==========    ==========





Deferred tax asset at December 31, 2007, is as follows:


Net operating loss carry forwards                   $ 4,318,000
Valuation allowance                                  (4,318,000)
                                                  -------------
Net current deferred tax asset                             --




NOTE 12-SUBSQUENT EVENTS

Subsequent to year end the Company issued 86,207 shares of common stock and warrants to purchase an additional 1,500,000 shares of common stock for cash of $50,000 or approximately $0.58 per share.

Subsequent to year end the Company issued 500,000 shares of common stock for services.

Subsequent to year end the Company issued an 8% convertible promissory note for cash of $700,000. The note converts to 1,206,897 shares of common stock subject to adjustments based on EPS and will be issued within 120 days of the issuance of the Registration Statement.

Effective January 1, 2008, the Company issued 490.196 shares of our Series A Convertible Preferred Stock to Keystone Equity Partners in exchange for the cancellation of approximately $1,500,000 in debt.

NOTE 13-LOSS PER SHARE

The following data show the amounts used in computing loss per share for the periods presented:

                                                            2007        2006
                                                            ----        ----

     Loss available to common shareholders (numerator    $(542,756)  $(623,559)
-----------------------------------------------------

    Weighted average number of common shares
    Outstanding during the period used in loss per
    Share (denominator)                                 16,141,343  16,141,343

Dilutive loss per share is not presented, as the Company had no common equivalent shares for all periods presented that would affect the computation of diluted loss per share.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MB SOFTWARE OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MB SOFTWARE SINCE SUCH DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

         Amount

>>       SEC registration fee                        $      235

>>       Accountants' fees and expenses              $    1,000

>>       Miscellaneous                               $   15,000

>>            Total                                  $   16,235

      The Registrant will bear all of the expenses shown above.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Bylaws provide that the Company has the power to indemnify its directors and officers to the fullest extent provided by Texas law. Pursuant to Texas law, a corporation may indemnify its officers and directors, provided that such person:

     (a) conducted himself or herself in good faith;

     (b) reasonably believed (i) in the case of conduct in his or her official capacity as an officer or director or officer of the corporation, that such conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

     (c) in the case of any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful.

      The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

RECENT SALES OF UNREGISTERED SECURITIES

      Set forth below is information regarding the issuance and sales of the company's securities without registration for the past three (3) years prior to the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

      Effective November 28, 2007, in connection with the entry by Wound Care Innovations into certain license agreements with Applied Nutritionals and Mr. George Petito, we issued to Mr. George Petito 1,000 shares of a newly designated Series A Convertible Preferred Stock.

      Effective December 27, 2007, we issued 490.196 shares of our Series A Convertible Preferred Stock to Keystone Equity Partners in exchange for the cancellation of approximately $1,500,000 in debt.

      Effective January 11, 2008, we issued and sold 86,207 shares of our common stock and warrants to purchase an aggregate of 1,500,000 additional shares of common stock in exchange for $50,000. We also issued and sold a convertible note in the principal amount of $700,000 (the "Note"). The Note initially converts into 1,206,897 shares, subject to certain adjustments to the conversion price.

      The foregoing issuance of the shares of our common stock, the convertible promissory notes and the warrants described above were made in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We have never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales.

                                    EXHIBITS

Exhibit No.

   3.1     Articles of Incorporation.*

   3.2     Bylaws.*

   5.1     Opinion of Colbert Johnston LLP.*

   10.1 Stock Purchase Agreement dated as of December 28, 2007, by and between MB Software Corporation and Keystone Equity Partners.*

   10.2 Exclusive Patent and Trademark License dated as of November 28, 2007, by and between Wound Care Innovations, L.L.C. and Applied Nutritionals, LLC. (Incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on November 30, 2007).



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


   10.3 Exclusive License dated as of November 28, 2007, by and between Wound Care Innovations, LLC and George Petito (Incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on November 30, 2007).

   10.4 Manufacturing Agreement dated as of November 28, 2007, by and between Wound Care Innovations, L.L.C. and Applied Nutritionals, LLC (Incorporated by reference from Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Commission on November 30, 2007).

   10.5 Common Stock Purchase Agreement, dated as of January 11, 2008, by and between MB Software Corporation and T Squared Investments LLC (Incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Commission on January 23, 2008).

   10.6 Note Purchase Agreement, dated as of January 11, 2008, by and between MB Software Corporation and T Squared Investments LLC (Incorporated by reference from Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the Commission on January 23, 2008).

   10.7 Common Stock Purchase Warrant "A," dated as of January 11, 2008 (Incorporated by reference from Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the Commission on January 23, 2008).

   10.8 Common Stock Purchase Warrant "B," dated as of January 11, 2008 (Incorporated by reference from Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the Commission on January 23, 2008).

   10.9 Registration Rights Agreement Common Stock Purchase Agreement, dated as of January 11, 2008, by and between MB Software Corporation and T Squared Investments LLC (Incorporated by reference from Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the Commission on January 23, 2008).

   23.1    Consent of Pritchett, Siler & Hardy, P.C.*

   *  Filed herewith

                                  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (b) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) and any deviation from the high or low end of the estimated maximum range, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the

          "Calculation of Registration Fee" table in the effective registration statement; and
     (c) To include any additional or changed material information on the plan of distribution.

     2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.




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



                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on April 10,2008.

MB SOFTWARE CORPORATION

By:  /s/   Scott A. Haire                                   Date: April 10, 2008
         ----------------------------------------
         Scott A. Haire, Chief Executive Officer,
         Chief Financial Officer and
         President


By:  /s/  /s/ Lucy Singleton                                Date: April 10, 2008
         -----------------------------------------
         Lucy Singleton, Chief Accounting Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.



By:  /s/   Scott A. Haire                                   Date: April 10, 2008
         -------------------------
         Scott A. Haire, Director


By:  /s/   Gilbert A. Valdez                                Date: April 10, 2008
         ---------------------------
         Gilbert A. Valdez, Director


By:  /s/   Araldo A. Cossutta                               Date: April 10, 2008
         -----------------------------
         Araldo A. Cossutta, Director


By:  /s/   Steven W. Evans                                  Date: April 10, 2008
         - ------------------------
         Steven W. Evans, Director


By:  /s/   Robert E. Gross                                  Date: April 10, 2008
         -------------------------
         Robert E. Gross, Director


By:  /s/   Thomas J. Kirchhofer                             Date: April 10, 2008
         ------------------------------
         Thomas J. Kirchhofer, Director





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